UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

TEMPUR-PEDIC INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

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2010 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Tempur-Pedic International Inc.
will be held at the offices of Bingham McCutchen LLP, 13th Floor,
One Federal St., Boston, MA 02110
May 4, 2010 at 10:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Important Notice Regarding Availability of Proxy Materials:

    The 2010 Proxy Statement and 2009 Annual Report are available at www.ProxyVote.com.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com 24 hours a day/7 days a week Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	1-800-690-6903 toll-free 24 hours a day/7 days a week Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Sign and date the proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report on Form 10-K and Proxy Statement at http://www.proxyvote.com.

March 24, 2010

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Tempur-Pedic International Inc. to be held on Tuesday, May 4, 2010 at 10 a.m., local time, at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and Proxy Statement.

We are mailing to many of our stockholders a Notice of Availability of Proxy Materials instead of a paper copy of this Proxy Statement, our 2009 Annual Report on Form 10-K and proxy card, as permitted by the rules of the Securities and Exchange Commission. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2009 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive this Notice will receive a paper copy of the proxy materials by mail. We believe that this process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Tempur-Pedic International.

Sincerely,

MARK SARVARY
President, Chief Executive Officer and Director

2010 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 4, 2010
10:00 A.M.

NOTICE OF MEETING AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

Tempur-Pedic International Inc. (Company) will hold its 2010 Annual Meeting of Stockholders at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 on Tuesday, May 4, 2010, at 10:00 a.m. At the Annual Meeting, stockholders will: (1) elect ten directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified, (2) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2010,  (3) approve the Amended and Restated Annual Incentive Bonus Plan for Senior Executives, and (4) transact such other business as may properly come before the meeting or any adjournment thereof.

    If you are a stockholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone or by mail using the proxy card enclosed in the paper copy of your voting materials. Specific voting information is included under the caption “Voting Procedures.” Only stockholders of record at the close of business on March 5, 2010, are entitled to vote. On March 5, 2010, 71,869,119 shares of the Company’s common stock were outstanding. Each share entitles the holder to one vote.

    Our Board of Directors asks you to vote in favor of the director nominees and the ratification of Ernst & Young LLP as the Company’s independent auditors. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 4, 2010

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

    We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents.

All of our stockholders are cordially invited to attend the Annual Meeting.

                                             By Order of the Board of Directors,

Dale E. Williams
Executive Vice President, Chief Financial Officer, and Secretary
Lexington, Kentucky
March 24, 2010

    Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR-PEDIC INTERNATIONAL INC.
1713 Jaggie Fox Way
Lexington, Kentucky 40511

 PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on Tuesday, May 4, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

            Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders.  The 2010 Annual Meeting of Stockholders of Tempur-Pedic International Inc. will be held at 10:00 a.m., local time on May 4, 2010 at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

    We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and Proxy Statement are available on the Internet, and you can easily submit your stockholder vote online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “Investor Service Direct” option, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

            Notice of the meeting and Notice of Availability of the voting materials, which include this Proxy Statement and a proxy card, were mailed to stockholders beginning on or about March 24, 2010.  Our principal executive offices are located at 1713 Jaggie Fox Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the term “Tempur-Pedic International,” refers to Tempur-Pedic International Inc. and the terms “we,” “our,” “ours,” “us,” and “Company” refer to Tempur-Pedic International Inc. and its consolidated subsidiaries.

Q:	Who may vote at the meeting?

A:
Our Board set March 5, 2010 as the record date for the meeting. All stockholders who owned Tempur-Pedic International common stock of record at the close of business on March 5, 2010 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 5, 2010, 71,869,119 shares of Tempur-Pedic International common stock were outstanding. The common stock is the only class of securities eligible to vote at the meeting.

Q:	How many votes does Tempur-Pedic International need to be present at the meeting?

A:
A majority of Tempur-Pedic International’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

	•	Are present and vote in person at the meeting; or

	•	Have properly submitted a proxy card, by submitting the proxy card via the Internet, telephone or in writing.

Q:		What proposals will be voted on at the meeting?

A:		There are three proposals scheduled to be voted on at the meeting:

	•	Election of ten (10) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified (Proposal One).

	•	Ratification of the appointment of the firm of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2010 (Proposal Two).

	•	Approval of the Amended and Restated Annual Incentive Bonus Plan for Senior Executives (Proposal Three).

Q:		What is the voting requirement to approve the proposal?

A:
At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors and to approve the Amended and Restated Annual Incentive Bonus Plan for Senior Executives described in this proxy statement:

•	Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions).

•
Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2010 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

•	Approval of the Amended and Restated Annual Incentive Bonus Plan for Senior Executives described in this proxy statement requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal. Broker non-votes, if any, will be handled as described below.

Q:		If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A:
Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items.  In contrast, brokerage firms may not vote to elect directors or on stockholder proposals because those proposals are considered “non-discretionary” items.  Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on some, but not all, of the proposals described in this proxy statement.  Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items.

Q:		How would my shares be voted if I do not specify how they should be voted?

A:		If you sign and return your proxy card without indicating how you want your shares to be voted, the Proxy Committee appointed by the Board will vote your shares as follows:

	•	Proposal One: “FOR” the election of ten directors to each serve for a one-year term and until the director's successor has been duly elected and qualified.

	•	Proposal Two: “FOR” the ratification of the appointment of the firm of Ernst & Young LLP as Tempur-Pedic International's independend auditors for the year ending December 31, 2010.

	•	Proposal Three: “FOR” the approval of the Amended and Restated Annual Incentive Bonus Plan for Senior Executives.

Q:		How may I vote my shares in person at the meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from the stockholder of record (your stockbroker or bank) in order to vote at the meeting.

Q:		How can I vote my shares without attending the meeting?

A:
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in three convenient ways:

	•	Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

	•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy materials.

	•	In Writing: Complete, sign, date and return your proxy card in the enclosed envelope (if you have received a paper copy of the voting materials).

If your shares are held in street name, you may vote by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by mail. Please refer to the summary instructions included on your proxy card. For shares held in street name, the voting instruction card will be included by your stockbroker or nominee.

You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date via internet, telephone or mail or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What is Tempur-Pedic International’s voting recommendation?

A:
Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board (Proposal One), “FOR” the ratification of the appointment of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2010 (Proposal Two) and “FOR” approval of the Amended and Restated Annual Incentive Bonus Plan for Senior Executives (Proposal Three).

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published on Form 8-K within four days after the meeting date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

    Tempur-Pedic International’s Board of Directors currently consists of eleven members, each serving a one-year term. The nominees for this year’s election of directors include ten current members of the Board of Directors: Evelyn Dilsaver, Francis A. Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane, Mark Sarvary and Robert B. Trussell, Jr. The nominees, if elected, will each serve a one-year term until Tempur-Pedic International’s annual meeting in 2011 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and directors.

    All of the nominees are standing for re-election by our stockholders, except for Ms. Dilsaver.  Upon the recommendation of the Board’s Nominating and Corporate Governance Committee, our Board of Directors elected Ms. Dilsaver to the Board of Directors and the Audit Committee of the Board of Directors on December 17, 2009.

    H. Thomas Bryant decided not to stand for re-election to the Board of Directors in 2010. Mr. Bryant retired as the Company’s Chief Executive Officer in 2008, and will retire from the Board of Directors as of May 4, 2010, the date of the next annual meeting. The Board of Directors gratefully acknowledges Mr. Bryant’s service.

VOTE REQUIRED

    Each director will be elected by the vote of a majority of the votes cast.  This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).  Each director elected will serve a one-year term until Tempur-Pedic International’s annual meeting of stockholders in 2011 or until his or her respective successor is elected and qualified. Any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Nominating & Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

    Evelyn S. Dilsaver, 54, has served as a member of Tempur-Pedic International’s Board of Directors since December 2009.  Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc. Tamalpais Bancorp and HighMark Funds as well as Blue Shield of California and other non-profit boards. In the past five years, Ms. Dilsaver has also served as a director of Longs Drugs. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver’s brings a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses to the Board as a senior executive of a large investment management firm and her many years as serving as a director of companies in a variety of businesses.

    Francis A. Doyle, 61, has served as a member of Tempur-Pedic International’s Board of Directors since April 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, a global manufacturer of industrial products, since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was Global Technology and E-Business Leader and a member of the firm’s Global Leadership Team. He currently serves on the Board of Directors of Liberty Mutual Holding Company, Inc.  In the past five years, Mr. Doyle has served as a director of Citizens Financial Group. He is also a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College. Mr. Doyle’s experience as the President and Chief Executive Officer of a global manufacturer and his years of experience at PricewaterhouseCoopers allows him to lend considerable financial, accounting and business skills to the Board.

    John A. Heil, 57, has served as a member of Tempur-Pedic International’s Board of Directors since March 2008.  Mr. Heil has served since January 2007 as Spectrum Brands, Inc.’s Chief Operating Officer and President. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 in February 2009. From February 2005 until January 2007, he was the President of United Pet Group, Inc., a global manufacturer and marketer of pet supplies and subsidiary of Spectrum Brands, Inc. From 2000 to February 2005 he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil has been a member of the board of directors and a member of the audit committee of VCA Antech, Inc., a NYSE listed company, since February 2002, and previously served as a director from 1995 to 2000.  Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H. J. Heinz Company in various executive and general management positions including President and Managing Director of Heinz Pet Products and President of Heinz Specialty Pet Foods. Mr. Heil holds a BA degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings a remarkable depth of operational and strategic experience to the Board.

    Peter K. Hoffman, 61, has served as a member of Tempur-Pedic International’s Board of Directors since October 2006. From January 1, 2000, Mr. Hoffman served as President of Global Grooming for The Procter & Gamble Company (formerly The Gillette Company) until his retirement at the end of 2006. Mr. Hoffman spent over 34 years with The Gillette Company and Procter & Gamble in executive positions both in North America and Europe, including roles as President, Global Blades and Razors; President, Duracell North Atlantic; and President, Braun North America. Mr. Hoffman received an A.B. degree in Economics from Columbia University and an M.B.A. degree with distinction from the Tuck School of Business, Dartmouth College, where he was elected an Edward Tuck Scholar.  Mr. Hoffman brings extensive experience with consumer products, marketing, advertising, new product creation, strategy, and multi-national and global business to the Board.

    Sir Paul Judge, 60, has served as a member of Tempur-Pedic International’s Board of Directors since July 2004. Sir Paul Judge is chairman of the British-North American Committee and Deputy Chairman of the American Management Association, and President of the United Kingdom Chartered Management Institute. After thirteen years working for Cadbury Schweppes, Sir Paul led the buyout of that company’s food operations to form Premier Brands, becoming its chairman. Sir Paul Judge was subsequently chairman of Food from Britain, director general of the Conservative Party and a ministerial adviser at the UK Cabinet Office. Sir Paul Judge has served on the board of Eurasian Natural Resources Corporation PLC  since December 2007, Standard Bank Group Ltd of Johannesburg since June 2003 and Schroder Income Growth Fund plc since December 1995, and as a member of the Advisory Board for Barclays Private Bank. In 1996, he became a Knight Bachelor in recognition of his public and political service. He was an Open Scholar at Trinity College, University of Cambridge, graduating in 1971, and received an M.B.A. in 1973 from the Wharton Business School. In addition to his broad business experience, Sir Paul Judge brings an international perspective to the Board and invaluable management operating experience in Europe and elsewhere outside of North America.

    Nancy F. Koehn, 50, has served as a member of Tempur-Pedic International’s Board of Directors since March 2004. Ms. Koehn has been a Professor of Business Administration at Harvard Business School since July 2001. From July 1997 through June 2001, Ms. Koehn was an Associate Professor at Harvard Business School.  From July 1991 through June 1997, she was an Assistant Professor at Harvard Business School. She is the author of a number of books on various business topics, including her most recent book The Story of American Business: From the Pages of the New York Times, and has written and supervised numerous articles and case studies. Ms. Koehn consults with many companies and speaks frequently before business leaders on a range of subjects including strategic branding, leading in turbulent times, visionary entrepreneurs—past and present—and competing on the demand side in the Information Revolution. In 2001, Business 2.0 named Ms. Koehn one of 19 leading business gurus in the United States.  In the past five years, Ms. Koehn has also served as a director of ING North American Advisory Board and Seniorbridge Family Companies.  Ms. Koehn holds a B.A. degree from Stanford University, an M.A. degree in Public Policy from the Harvard University Kennedy School of Government and an M.A. degree and a Ph.D. degree in European History from Harvard University. As a professor and academic, Ms. Koehn brings diverse business experience and a unique perspective to the Board.

    Christopher A. Masto, 42, has served as a member of Tempur-Pedic International’s Board of Directors since November 2002. Mr. Masto is a Senior Managing Director of Friedman Fleischer & Lowe, LLC, a private equity firm, which he co-founded in 1997. Prior to 1997, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co., where he worked as an investment banker. He currently serves on the board of Archimedes Technology Group and Speedy Cash Holdings Corp. Mr. Masto graduated magna cum laude from Brown University with an Sc.B. in Electrical Engineering and received his M.B.A. degree from Harvard Business School. With considerable experience in private equity and investment banking, Mr. Masto brings to the Board in-depth experience in strategic planning and finance.

    P. Andrews McLane, 62, has served as Chairman of Tempur-Pedic International’s Board of Directors since November 2002. His career began in 1973 with the State Street Bank.  Mr. McLane joined TA Associates, Inc. in 1979, became a Managing Director in 1982 and Senior Managing Director in 1997, and served on TA Associate’s Executive Committee for 20 years. He became a Senior Advisor of the firm in 2008. Mr. McLane is a director of Numeric Investors LLC and First Eagle Investment Management Inc., formerly known as Arnhold and S. Bleichroeder Advisers.  In the past five years Mr. McLane has also been on the board of Advisory Research, Inc.  Mr. McLane also serves on the boards of the Cambridge Boat Club, St. Paul’s School and on the board of overseers of the Museum of Fine Arts, Boston. Mr. McLane graduated from Dartmouth College with an A.B. degree and from the Tuck School of Business at Dartmouth with an M.B.A. degree. Mr. McLane brings invaluable significant strategic insight and business experience to the Board with his long career in private equity with a focus on financial services, business services and consumer industries.

    Mark Sarvary, 50, joined Tempur-Pedic International in June 2008 and serves as President and Chief Executive Officer of Tempur-Pedic International Inc. Prior to joining Tempur-Pedic, from January 2008 until June 2008, Mr. Sarvary served as an Operating Partner with CVC Capital Partners, a global private equity firm. Prior to CVC, from March 2004 to October 2007, Mr. Sarvary was the Executive Vice President and President of Campbell Soup Company,  North America division, responsible for $6 billion in business, including Campbell Soup, Pepperidge Farm, Pace, Prego and V8 as well as Godiva’s global business. From 2002 until 2004, Mr. Sarvary was the President of Campbell’s Pepperidge Farm division. Prior to joining Campbell’s, from 1999 to 2002, Mr. Sarvary was the CEO of J. Crew Group, Inc., and from 1993 to 1999 he worked for Nestle, most recently as the President of the Stouffer’s Frozen Food division. Earlier in his career, Mr. Sarvary worked as a strategy consultant with Bain & Company and in sales and marketing roles with IBM in Europe. Mr. Sarvary received his BSc in Physics from Kent University in the United Kingdom and an MBA from INSEAD Business School in France. Mr. Sarvary is an accomplished business leader, through his private equity experience coupled with his considerable experience as an executive for large global companies, who brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

    Robert B. Trussell, Jr., 58, has served as a member of Tempur-Pedic International’s Board of Directors or its predecessors since 1992, and has served as Vice Chairman of the Board of Directors since April 2006. Mr. Trussell served as Chief Executive Officer of Tempur-Pedic International until May 2006, and served in that capacity at Tempur-Pedic International or its predecessor since November 2002. From 1994 to December 2004, Mr. Trussell served as President of Tempur-Pedic International or one of the predecessors to Tempur-Pedic International. Prior to joining Tempur-Pedic International, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of the Company, Mr. Trussell brings management experience and a historical perspective to the Board.

Executive Officers

Name	Age	Position
Mark Sarvary	50	President and Chief Executive Officer
Dale E. Williams	47	Executive Vice President, Chief Financial Officer and Secretary
Richard W. Anderson	49	Executive Vice President and President, North America
Matthew D. Clift	50	Executive Vice President of Global Operations
Lou H. Jones	59	Executive Vice President and General Counsel
David Montgomery	49	Executive Vice President and President of International Operations
Bhaskar Rao	44	Chief Accounting Officer and Senior Vice President of Strategic Planning, Corporate Development

    Dale E. Williams joined Tempur-Pedic International in July 2003 and serves as Executive Vice President, Chief Financial Officer and Secretary. From November 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International, Inc. From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company, most recently as Vice President and Chief Financial Officer of GE Information Services, Inc. Mr. Williams received his B.A. degree in finance from Indiana University.

    Richard W. Anderson joined Tempur-Pedic International in July 2006 and serves as Executive Vice President and President, North America.  From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of Procter & Gamble in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell.  Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson obtained B.S. and M.B.A. degrees from Virginia Tech.

    Matthew D. Clift joined Tempur-Pedic International in December 2004 and serves as Executive Vice President of Global Operations, with responsibilities including manufacturing and research and development. From 1991 to December 2004, Mr. Clift was employed by Lexmark International where he most recently served as Vice President and General Manager of the consumer printer division. From 1981 to 1991, Mr. Clift was employed by IBM Corporation and held several management positions in research and development and manufacturing. Mr. Clift obtained his B.S. degree in chemical engineering from the University of Kentucky.

    Lou H. Jones joined Tempur-Pedic International in June 2009 and serves as Executive Vice President and General Counsel. From July 2007 to January 2009, Ms. Jones was employed by Papa John’s International, where she served as General Counsel. From March 1998 to July 2007, Ms. Jones was employed by Blockbuster Inc., serving as Senior Vice President, Corporate and International Law.  From May 1984 to March 1998, Ms. Jones was a partner and shareholder at the law firm of Thompson & Knight. Ms. Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

    David Montgomery joined Tempur-Pedic International in February 2003 and serves as Executive Vice President and President of International Operations, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

    Bhaskar Rao joined Tempur-Pedic International in January 2004 as Director of Financial Planning and Analysis. In October 2005, Mr. Rao was promoted to Vice President of Strategic Planning. In May 2006, Mr. Rao was promoted to the position of Chief Accounting Officer and continued to serve as Vice President of Strategic Planning. In February, 2010, Mr. Rao was promoted to the position of Senior Vice President of Strategic Planning, Corporate Development and continues to serve as Chief Accounting Officer.  From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group.  Mr. Rao was employed by Arthur Anderson from 1994 until 2002.  Mr. Rao graduated from Bellarmine University with B.A. degrees in Accounting and Economics. Mr. Rao is also a Certified Public Accountant.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

    The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We operate under governance practices that are transparent, up-to-date and appropriate for our industry.

    The following materials related to our corporate governance and related matters are available on our website at: http://investor.tempurpedic.com/ under the caption “Corporate Governance”:

•	Mission Statement
•	Core Values
•	Corporate Governance Guidelines
•	Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
•	Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Committees Membership
•	Contact the Presiding Director
•	Fourth Amended and Restated By-Laws
•	Amended and Restated Certificate of Incorporation

    Copies may also be obtained, free of charge, by writing to:  Tempur-Pedic International Inc., 1713 Jaggie Fox Way Lexington, Kentucky 40511, Attention: Investor Relations.  Please specify which document you would like to receive.

Certificate of Incorporation and Bylaws; Majority Voting for Directors

    On March 8, 2010, the Board of Directors amended the Tempur-Pedic International By-Laws to provide that a director in an uncontested election will be elected by a majority of votes cast (excluding abstentions) at a stockholder meeting at which a quorum is present. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions). If an incumbent director fails to receive the requisite vote, the director must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In an election for directors where the number of nominees exceeds the number of directors to be elected – a contested election – the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.  Previously, a director was elected by a plurality of votes cast at a meeting where a quorum was present.

    Neither Tempur-Pedic International’s Certificate of Incorporation nor its By-laws provide for a classified Board of Directors.

Board of Directors’ Meetings

    The Board of Directors held five meetings in 2009, and acted by written consent eight times. Each director attended 80% or more of the combined total number of meetings of the Board of Directors and its committees held in 2009 during the period in which they served as directors or committee members.

Directors’ Independence

    Our corporate governance guidelines provide that a majority of the Board of Directors shall consist of independent directors within the meaning of the New York Stock Exchange Rules governing the composition of the Board of Directors and its committees (NYSE Independence Rules).  The Board of Directors has determined that none of Evelyn S. Dilsaver, Francis A. Doyle, John Heil, Peter K. Hoffman, Sir Paul R. Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are “independent” for purposes of the NYSE Independence Rules.

    The Board of Directors has determined that Mark Sarvary does not qualify as an independent director under the NYSE Independence Rules because he serves as President and Chief Executive Officer of Tempur-Pedic International. The Board of Directors has also determined that H. Thomas Bryant does not qualify as an independent director under the NYSE Independence Rules as he was employed as the President and Chief Executive Officer of Tempur-Pedic International within the last three years.

Board Leadership Structure

    As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the officers of Chairman and the Chief Executive Officer.  Currently, the Board believes that the separation of the chairman and chief executive officer positions is the most appropriate structure for the Company and has had a separate Chairman and Chief Executive for the past 8 years.  Since the formation of Tempur-Pedic in 2002, P. Andrews McLane has served as the Chairman of the Board while Robert Trussell, Thomas Bryant and Mark Sarvary have served in the role of Chief Executive Officer and a member of the Board.  By having a separate Chairman and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to running the operations of the Company while the Chairman assumes the responsibility of running the Board.  In addition, the Board believes it is beneficial to have an independent Chairman whose sole job is leading the Board, as the independent chairman may more effectively and objectively monitor the performance of the Company and the Chief Executive Officer.  Having the Chief Executive Officer serve on the Board of Directors ensures that the Board contains the individual most familiar with the Company’s business and industry and most effective at identifying strategic priorities and implementation of the Company’s strategy, while also retaining an independent leader.

    The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning.  Therefore, the Board periodically reviews its leadership structure.

Board of Director’s Role in Risk Oversight

    The Board of Directors is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions.  As discussed elsewhere in this proxy statement, the Board of Directors has delegated responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee.  The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur-Pedic International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance.  The Audit Committee regularly reports to the Board of Directors with respect to its oversight of these important areas.

Committees of the Board

    The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

    The members of the Audit Committee are Francis A. Doyle (Chair), Evelyn S. Dilsaver, Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the Securities and Exchange Commission (SEC). The Board has also determined that Mr. Doyle, Ms. Dilsaver and Sir Paul Judge are audit committee financial experts within the meaning of Item 407 (d) (5) (ii) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (Exchange Act) and has “accounting or related financial management expertise” within the meaning of the applicable New York Stock Exchange rules. The Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act.

    The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to Tempur-Pedic International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

•	reviewing the scope of internal and independent audits;

•	reviewing the Company’s quarterly and annual financial statements and annual report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;

•	reviewing the Company’s business conduct and ethics policies and practices;

•	reviewing the Company’s policies with respect to risk assessment and risk management;

•
reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	preparing an annual evaluation of the committee’s performance;

•	reporting regularly to the Board on the committee’s activities; and

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

    The Audit Committee has established whistle blower procedures, which provide for the (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur-Pedic International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

    The Audit Committee met nine times and acted by written consent once in 2009. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/, under the caption “Corporate Governance.”

The Compensation Committee

    The members of the Compensation Committee are Peter K. Hoffman (Chair), John A. Heil, Sir Paul Judge and Francis A. Doyle. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE Independence Rules. The committee’s responsibilities include:

•
reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, evaluating at least once a year the chief executive officer's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the chief executive officer's annual compensation, including salary, bonus, incentive and equity compensation;

•
reviewing on an annual basis the Company's compensation structure for officers and employees other than the chief executive officer and making recommendations to the Board regarding the compensation of these officers and employees;

•	oversee the development of executive succession plans and the leadership development and training of the Company’s executive team;

•	reviewing on an annual basis the Company’s compensation structure for its directors and making recommendations to the Board regarding the compensation of directors;

•
reviewing the Company's incentive compensation and stock-based plans and recommending changes in such plans to the Board as needed, having and exercising all the authority of the Board with respect to the administration of such plans;

•
reviewing executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), and other applicable laws, rules and regulations;

•	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

•	reviewing with management the “Compensation Discussion and Analysis” section in the Company’s Proxy Statement;

•	preparing and publishing an annual executive compensation report in the Company's Proxy Statement;

•	preparing an annual evaluation of the committee's performance;

•	reporting regularly to the Board on the committee's activities;

•	performing any other activities consistent with the committee’s charter, the Company's by-laws and governing law, as the committee or the Board deems appropriate; and

•	with respect to any reference in the committee’s charter to NYSE or SEC requirements, complying with these requirements when listed by the NYSE or subject to the requirements of the SEC.

    The Compensation Committee, in its role as administrator under the Company’s Amended and Restated 2003 Equity Incentive Plan, as amended, has delegated authority to the Company’s President and Chief Executive Officer to grant certain options within certain specified parameters.

    In determining the compensation of our executive officers, our President and Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

    Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s executive officers.  In May 2008, the Compensation Committee engaged Cook to advise us in determining and preparing an initial compensation package for Mark A. Sarvary.  In November 2008, the Compensation Committee engaged Cook to reevaluate our peer group companies and provide an overall analysis of the compensation structure of the Company’s Named Executive Officers for 2008.  In 2009, the Compensation Committee engaged Cook to reevaluate our incentive compensation programs, as well as to update the competitive analysis of executive compensation levels and structure. For a further description of the services Cook has provided, see “Executive Compensation – Compensation Discussion and Analysis.”

    Cook does no work for management unless requested by and on behalf the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management.

    The Compensation Committee met six times in 2009 and acted by written consent five times.  A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/, under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

    No member of our Compensation Committee is a current or former officer or employer of Tempur-Pedic International or has any interlocking relationships as set forth in applicable SEC rules.

The Nominating and Corporate Governance Committee

    The members of the Nominating and Corporate Governance Committee are P. Andrews McLane (Chair), Nancy F. Koehn, Christopher A. Masto and Robert B. Trussell, Jr. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. The committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;

•	developing appropriate criteria for identifying properly qualified directorial candidates;

•	annually reviewing and recommending to the Board members to each standing committee of the Board;

•	preparing an annual evaluation of the committee’s performance and reporting regularly to the Board concerning actions and recommendations of the committee;

•	establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer;

•	reviewing and evaluating related party transactions; and

•	developing and recommending to the Board corporate governance guidelines for the Company.

    The Nominating and Corporate Governance Committee met four times and acted by written consent two times in 2009.  A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance.”

Policy Governing Related Party Transaction

    In March 2007, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving Tempur-Pedic International and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

Policies Governing Director Nominations

    Director Qualifications and Review of Director Nominees

    The Nominating and Corporate Governance committee makes recommendations to the Board of Directors regarding the size and composition of the Board.  The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.  The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.  Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and business experience.  Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

    In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; independence; reputation for integrity, honesty and adherence to high ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees.  In addition, the Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

    In addition to fulfilling the above criteria, nine of the ten nominees for re-election named above are considered independent under the NYSE rules.  Mr. Sarvary is not considered independent because he is an employee of the Company. The Nominating and Corporate Governance Committee believes that all ten nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

    Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, manufacturing, consumer product companies, sales, marketing and international business.  Set forth below are the conclusions reached by the Board with regard to its nominees.

    Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

    Mr. Doyle brings significant accounting and auditing skills based on his long experience as an accountant, and also brings significant manufacturing and international experience based on his experience as a chief executive officer.

    Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

    Mr. Hoffman brings significant experience in the branded consumer products industry as a result of his long career with The Gillette Company and Procter & Gamble, including significant marketing and international experience.

    Sir Paul Judge brings significant executive and financial experience in the food industry, and as a UK citizen brings an international perspective to the Board.

    Ms. Koehn’s experience at Harvard Business School and as a leading consultant brings significant expertise in strategic branding and marketing.

    Mr. Masto has significant experience in private equity, management consulting and investment banking, and brings deep financial and analytical skills.

    Mr. McLane has significant experience as a private equity investor and brings significant financial and investment experience, as well as significant experience as a director of a large number of companies, both public and private, over the years.

    Mr. Sarvary serves as our Chief Executive Officer and has significant experience in senior management positions with consumer businesses.

    Mr. Trussell has significant experience with Tempur-Pedic, having founded the U.S. portion of its business in 1994 and having served as its Chief Executive Officer. Mr. Trussell provides a breadth of knowledge about the evolution of the Company’s products, marketing and relations with retailers over the years.

    The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and the composition of the Board of Directors.  This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	the ability to exercise sound business judgment;

•	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

    The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment existing skills and experience of the Board of Directors, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations.  Further, consideration is given to having a diversity of background, experience, skill and perspective among the directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the directors represent a range of differing professional positions, industry sectors, expertise and geographic representation.  The Board does not have a specific policy with respect to the diversity of its directors, and diversity is only one consideration when selecting and nominating directors.

    Process for Identifying and Evaluating Director Nominees

    The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director.  Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee's specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

    In 2009, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

    Procedures for Recommendation of Director Nominees by Stockholders

    The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of:  Tempur-Pedic International Inc., 1713 Jaggie Fox Way, Lexington, Kentucky 40511, Attention:  Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals for 2011 Proxy Statement.”

Designation of, and Communication with, Tempur-Pedic International’s Board of Directors through its Presiding Director

    The Board of Directors has designated P. Andrews McLane as the “presiding director” as that term is defined in applicable NYSE Independence Rules. Stockholders or other interested parties wishing to communicate with our Board of Directors can call (859) 514-4605 and leave a message for the presiding director. You may also contact the presiding director by e-mail at presidingdirector@tempurpedic.com or by going to Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance — Contact the Presiding Director.” Regardless of the method you use, the presiding director will be able to view your unedited message. The presiding director will determine whether to relay your message to other members of the Board.

Executive Sessions

    Executive sessions, or meetings of the outside (non-management) directors without management present, are held regularly.  In 2009, executive sessions were held after four regularly scheduled meetings of the Board of Directors. Executive sessions are led by P. Andrews McLane, the presiding director.

Charitable Contributions

    Tempur-Pedic International has not made any charitable contributions to any charitable organization in which a director serves as an executive officer in which, within the preceding three years, such contributions in any single year exceeded the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Board Member Attendance at Annual Meetings

    In accordance with our Corporate Governance Guidelines, all directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on May 5, 2009 all of the directors standing for re-election on the Board attended.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of March 5, 2010 regarding the beneficial ownership of our outstanding equity securities by:

•	each person known to beneficially own more than 5% of Tempur-Pedic International’s outstanding common stock;

•	each of Tempur-Pedic International’s directors and Named Executive Officers (as defined below in “Executive Compensation and Related Information”); and

•	all of Tempur-Pedic International’s directors and executive officers as a group.

    Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.  As of the close of market on March 5, 2010, there were 71,869,119 shares of common stock outstanding, which is used to calculate the percentages in the table below.

    Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned

	Number of	Percentage
Name of Beneficial Owner:	Shares	of Class
5% Stockholders:
FMR LLC (1)	10,443,537	14.5%
Wellington Management Company (2)	3,889,520	5.4%
BlackRock, Inc. (3)	3,698,993	5.1%
Vanguard Group, Inc. (4)	3,670,935	5.1%

Executive Officers and Directors:
Mark Sarvary (5)	225,000	*	%
Dale E. Williams (5)	548,687	*	%
Richard W. Anderson (5)	193,750	*	%
Matthew D. Clift (5)	412,034	*	%
David Montgomery (5)	715,066	1.0%
P. Andrews McLane (5),(6)	387,625	*	%
Christopher A. Masto (5),(7)	186,595	*	%
Francis A. Doyle (5)	148,122	*	%
Nancy F. Koehn (5)	113,850	*	%
Sir Paul Judge (5)	88,850	*	%
Robert B. Trussell, Jr. (5),(8)	118,700	*	%
Peter K. Hoffman (5)	77,650	*	%
John A. Heil (5)	32,800	*	%
H. Thomas Bryant (5)	69,836	*	%
Evelyn S. Dilsaver (5)	8,791	*	%
All executive officers and directors as a group (17 persons) (5):	3,443,267	4.8%

*	Represents ownership of less than one percent

(1)
Amounts shown reflect the aggregate number of shares of common stock held by FMR LLC based on information set forth in a schedule 13G/A filed with the SEC on March 10, 2010.  The address of FMR LLC is 82 Devonshire Street, Boston, MA, 02109.

(2)
Amounts shown reflect the aggregate number of shares of common stock held by Wellington Management Company LLP based on information set forth in a schedule 13G filed with the SEC on February 12, 2010.  The address of Wellington Management Company LLP is 75 State Street, Boston, MA, 02109.

(3)
Amounts shown reflect the aggregate number of shares of common stock held by BlackRock Inc. based on information set forth in a schedule 13G/A filed with the SEC on February 10, 2010.  The address of BlackRock Inc. is 40 East 52nd Street, New York, NY, 10022.

(4)
Amounts shown reflect the aggregate number of shares of common stock held by Vanguard Group, Inc. based on information set forth in a schedule 13F-HR/A filed with the SEC on March 3, 2010. The address of Vanguard Group, Inc. is 100 Vangaurd Blvd., Malvern, PA, 19355.

(5)
Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 5, 2010, or that will become exercisable within 60 days after that date:

Name:	Number of Shares	Name:	Number of Shares
Mark Sarvary	225,000	Nancy F. Koehn	113,850
Dale E. Williams	325,000	Sir Paul Judge	88,850
Richard W. Anderson	193,750	Robert B. Trussell, Jr.	53,600
Matthew D. Clift	390,000	Peter K. Hoffman	77,650
David Montgomery	287,500	John Heil	32,800
P. Andrews McLane	22,100	H. Thomas Bryant	12,000
Christopher A. Masto	57,200	Evelyn S. Dilsaver	8,791
Francis A. Doyle	95,600

	All executive officers and directors as a group		2,080,302

(6)
Includes 254,943 shares of common stock which Mr. McLane may be deemed to have an indirect pecuniary interest as his spouse is the trustee of 10 trusts holding these shares in the aggregate for the benefit of his children and grandchildren.

(7)	Includes 129,395 shares of common stock held in revocable trust for the benefit of Mr. Masto’s children.

(8)	Includes 65,100 an aggregate number of shares of common stock, owned by RBT Investments, LLC and Robert B. Trussell, Jr. and Martha O. Trussell, Tenants in Common.

TEMPUR-PEDIC INTERNATIONAL INC.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

    The Compensation Committee of our Board of Directors has responsibility for establishing, monitoring and overseeing our Company’s compensation philosophy and objectives. In the paragraphs that follow, we provide an overview and analysis of our compensation philosophy, the material compensation decisions we have made with respect to our compensation philosophy and the material factors that we considered when making those decisions.

    Throughout this Proxy Statement, those persons who served as (i) our principal executive officer during the year ended December 31, 2009, (ii) our principal financial officer during the year ended December 31, 2009 and (iii) our three other most highly compensated executive officers for the year ended December 31, 2009 are collectively referred to as our “Named Executive Officers.”  Members of our senior management, including the Chief Executive Officer and employees at the Executive Vice President level are collectively referred to as “executive officers.” The compensation programs described below apply in many cases to larger groups of the Company’s employees other than the five Named Executive Officers.

Compensation Philosophy and Objectives

    Our senior management compensation plan is designed to attract, motivate and retain our management talent and to reward our management for strong Company performance and successful execution of our key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

    We compensate our senior management, including the executive officers, through a mix of base salary, annual incentive bonus and equity compensation that ties pay to performance and is designed to provide pay that is competitive with individuals holding comparable positions and providing similar results at companies of similar size, value and complexity.  While the mix of these elements varies by an employee’s level in the organization, a majority of the potential compensation for senior management, consistent with our compensation philosophy, is considered “at risk” based on Company and individual performance.

    In 2009, approximately 60% of Mr. Sarvary’s compensation was at risk dependent on performance, and approximately 62% - 68% of the other Named Executive Officers’ compensation was at risk dependent on performance.  We currently provide long-term incentives in the form of periodic equity compensation grants, but we do not offer deferred compensation plans or retirement plans (other than our 401K plan, which is available on the same terms to all eligible employees).

Compensation Process

    The Compensation Committee reviews our Chief Executive Officer’s compensation annually and makes determinations regarding annual merit increases and other changes in salary, incentive bonus and equity compensation. Mr. Sarvary’s initial compensation package as Chief Executive Officer was determined by our Compensation Committee in connection with the negotiation of his employment agreement in June 2008.

    The Chief Executive Officer reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding annual merit increases, annual incentive bonuses and equity compensation with respect to our executive officers, which are further discussed below. The Board, upon recommendation of the Compensation Committee, reviews and approves the compensation for our executive officers other than our Chief Executive Officer.

    The executive officers meet annually to review the performance of each senior manager and subsequently meet with the appropriate senior manager to review the performance of each applicable employee of the Company. The conclusions reached and recommendations made with respect to employees other than executive officers, including salary adjustments and annual incentive bonuses, are based on the reviews and presented to the Chief Executive Officer for approval, with any equity awards to be approved by the Compensation Committee.

    Overview

    In developing our Company’s compensation structure, the Compensation Committee has sought to develop a compensation program for its senior management, including executive officers, which would reward achievement of corporate and business unit financial and strategic objectives and align the interests of management with those of stockholders.  To achieve this goal, the Compensation Committee has retained outside consultants to provide advice with respect to the Company’s compensation structure for its executive officers, including information regarding the Company’s compensation structure and compensation levels compared to a peer group.

    Use of Outside Consultants and Peer Groups

    Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to assist in the evaluation of our overall compensation structure.  Through these engagements, Cook has provided comparative analyses of the Company’s overall compensation structure, specifically reviewed the compensation of our Named Executive Officers and has developed a comparative peer group for the Company. The Cook studies have covered total direct compensation including base salaries, annual incentive bonuses and long-term incentive compensation, as well as competitive trends and practices in executive compensation.  In subsequent years Cook has updated its analyses of the Company’s overall compensation structure, updated its evaluation of our peer group companies and assisted the Committee to analyze the compensation structure for the Company’s Chief Executive Officer position, including the preparation of an initial compensation package for Mr. Sarvary when he joined the Company as Chief Executive Officer in 2008.

    In November 2008, the Compensation Committee engaged Cook to reevaluate our peer group companies and provide an overall analysis of the compensation structure of the Company’s Named Executive Officers for 2008.  Cook provided the Compensation Committee with the results of its study in January 2009 (2008 Cook Report), including an update on trends and practices in executive compensation. Overall, the 2008 Report concluded that the target direct compensation for the five Named Executive Officers approximated the median of the peer group data.

    In June 2009, the Compensation Committee engaged Cook to review the design of our annual and long-term incentive programs.  Cook provided the Compensation Committee Chair with the results of its study and indicated directions for change in August 2009 (August 2009 Cook Report).  In the ensuing months, Cook worked, on behalf of the Compensation Committee, with management to tailor Cook’s recommended changes to our incentive compensation programs, and developed a plan for implementation for 2010. In November 2009, the Compensation Committee engaged Cook to review its executive compensation program to confirm the peer group, gather market data and compare Tempur-Pedic to its competitors, similar to the studies done in prior years.  Cook provided the Compensation Committee with the results of its study in January 2010 (January 2010 Cook Report).  Overall, the January 2010 Cook Report concluded that on average, the base salaries for the top five Named Executive Officers are generally competitive, with a few executives below median, and that the target bonuses are appropriately positioned generally at the competitive median.

    Cook maintains no other direct or indirect business relationship with the Company. All executive compensation services provided by the consultant are conducted under the direction and authority of the Compensation Committee.

    Peer Group

    In its June 2006 report, Cook developed a peer group for the Company.  In selecting the peer group, Cook included branded consumer product companies that had comparable revenues, net income and market capitalization. Cook reviews and, if appropriate, recommends updates to the peer group each year.  While consistency from year to year is desirable, the Compensation Committee reviews these peer group recommendations from year to year and makes updates to the peer group as appropriate.

    In the August 2009 Cook Report, Cook recommended that Carter’s and Warnaco Group, two companies meeting the peer group criteria, be added.  Set forth below is the peer group of branded consumer products companies used by Cook to assess the competitiveness and cost effectiveness of our executive compensation plan in the January 2010 Cook Report. The January 2010 Cook Report was used in connection with establishing base salary, annual incentive bonus and equity compensation to be earned in 2010.

Callaway Golf Carter’s Central Garden & Pet Columbia Sportswear Deckers Outdoor Elizabeth Arden Ethan Allen	Fossil Guess Herman Miller Movado Group Nautilus Nu Skin Enterprises	Sealy Select Comfort Timberland Tupperware Brands Under Armour Warnaco Group Wolverine World Wide

Compensation Components

    Based on our compensation philosophy, the three principal components of our compensation include the following:

•	Base Salary
•	Annual Incentive Bonus
•	Long-Term Incentives

    Overall, the Compensation Committee seeks to strike a balance among these three components, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.

    Base Salary

    In determining the annual base salary for our senior management, including each of our Named Executive Officers, our goal is to provide a reasonable level of guaranteed compensation that is set at a competitive level.  Each individual’s initial or starting base salary is a result of the person’s previous experience, prior compensation history and the current compensation level of other senior managers within the Company with similar experience and responsibility.

    At the beginning of each year, all of our employees, including each of our executive officers, are required to establish individual objectives. These objectives are used in connection with performance reviews, salary increases and annual bonuses. Each employee’s set of objectives is approved by his or her supervising manager and must be consistent with our core values and strategic objectives. In the case of Mr. Sarvary, our President and Chief Executive Officer, the goals and objectives are approved by the Compensation Committee. All other executive officers’, including the Named Executive Officers’, objectives are initially approved by the Chief Executive Officer, subsequently reviewed by our Compensation Committee and upon recommendation from the Compensation Committee, approved by the Board. Each employee’s performance is reviewed annually and merit increases to an individual’s base salary are aligned with overall Company and individual performance and successful execution of their individual objectives as well as peer group benchmarks.

     With respect to our employees, including our Named Executive Officers, the base salary increase in any year is based on prevailing market practices, economic conditions and individual performance measurements. In 2009, guided by the results of the 2008 Cook Report, the Compensation Committee determined that no salary adjustments were required for the executive officers, including the Chief Executive Officer and the other Named Executive Officers. Based on the January 2010 Cook Report, the salaries for each of our Named Executive officers continues to be near the median of the peer group. As a result, the Compensation Committee determined that no salary adjustments were required for our executive officers in 2010.

    Annual Incentive Bonus

    The annual incentive bonus is a lump-sum cash payment for each eligible senior manager.  The amount of the bonus is linked to the achievement of specific financial and operating targets or strategic initiatives.  Our senior managers are eligible to receive annual incentive bonuses set at a targeted percentage of their base salary. The Compensation Committee believes senior management, including the Named Executive Officers, who hold positions affording them the authority to make critical decisions affecting the Company’s overall performance, should have a material percentage of their annual compensation contingent upon the Company’s performance, with the Chief Executive Officer’s percentage at a higher level than the other Named Executive Officers.

    Overview

    Since 2008, the Compensation Committee’s practice has been to set the targeted annual incentive bonus level for the Chief Executive Officer at 100% of his base salary and the targeted annual incentive bonus level for each of the other Named Executive Officers at 55% of his base salary, with an actual bonus award based on the achievement of the performance criteria amounting to more or less than the target amount.  Based on the comparison to the peer group in the August 2009 Cook Report, the Compensation Committee decided to maintain the targeted annual incentive bonus percentage in relation to each executive’s base salary at the same levels in 2010 for all Named Executive Officers. For the Chief Executive Officer, this target bonus percentage took into consideration the Chief Executive Officer’s overall responsibility for the performance of the Company.  The following table sets forth the targeted annual incentive bonus levels for each Named Executive Officer shown as a percentage of his base salary:

Named Executive Officer	Targeted Annual Incentive Bonus
	2010	2009
Mark Sarvary	100%	100%
Dale E. Williams	55%	55%
Matthew D. Clift	55%	55%
David Montgomery	55%	55%
Richard W. Anderson	55%	55%

            For 2009, the annual incentive bonus for our Named Executive Officers was comprised of three components: (i) a Company goals component based on specific Net sales and EBIT targets, (ii) a Company goals component based on market share growth and (iii) an Individual goals component based on the successful execution of individual objectives established at the beginning of each year as determined in the discretion of the Compensation Committee or the Board of Directors, as applicable.  The 2009 Company goals and 2009 Individual goals were developed and established in February 2009.  A portion of the 2009 Company goals component related to market share was revised in September 2009 due to the unavailability and unreliability of certain market data.  As revised, the Company goal component of the bonus based on Net sales and EBIT represented 55% of the total target bonus, the Company goal component based on market share represented 18% of the total target bonus, and the Individual goals component represented 27% of the total target bonus.

    The Net sales/EBIT goal component of the annual incentive bonus is established using a matrix to allow for payments between 0% and 200% of the targeted Net sales/EBIT goal component, depending on the level of Net sales and EBIT for each year.  A failure to meet the minimum requirement may result in no bonus payment with respect to the Net sales/EBIT goal component.  In calculating the Net sales/EBIT goal component payout, the Compensation Committee considers material, unanticipated or unusual events that affect the financial targets in addition to achievement on the specific metrics and then makes a recommendation to the Board for approval.

    The market share component was added to the bonus program for 2009 in order to create an incentive tied to the Company’s long-term goal of growing its overall business by increasing the market share for its products. The market share goal component of the annual incentive bonus is comprised of two measured categories: share of Total U.S. mattress market and share of U.S. Specialty mattress market, with each category contributing one-half of the market share goal component.  The data source of the categories is the International Sleep Products Association, or ISPA, monthly industry sample for total mattresses and quarterly report for specialty mattresses.  When setting the market share goal component, the Compensation Committee retained the discretion to adjust the results due to data reliability factors.  The achievement of each category was dependent upon the basis point share gain or loss from 2008, allowing for payments between 0% and 200% of the target bonus component based on market share.

    The Individual goals component of the annual incentive bonus for the Named Executive Officers is heavily weighted toward the successful completion of individual objectives.  In the case of the Chief Executive Officer, the goals and objectives are approved by the Compensation Committee. The goals and objectives for all of the other Named Executive Officers are initially approved by the Chief Executive Officer, subsequently reviewed by the Compensation Committee and, upon recommendation by the Compensation Committee, approved by the Board. The Individual goals component of the annual incentive bonus targets 100% payout for the achievement of an executive’s annual objectives.  Payments can range from no bonus payment to 200% of the targeted Individual goals component, based on individual performance. The determination of whether the Individual goals component of the bonus has been met and to what degree is based on the subjective determination of the Compensation Committee, and in exercising this discretion the Compensation Committee looks broadly at each executive’s performance against individual objectives and the overall performance of the applicable Named Executive Officers within their specific area of responsibility.

    The design and purpose of the Company goals components, represented by the Net sales/EBIT targets and market share targets of the Company, and the purpose of the Individual goals component, represented by the achievement of individual targets, are to focus the Named Executive Officers on behaviors that support the overall performance and success of our Company.  Individual and Company goals are set with a reasonable level of difficulty that require the Company and Named Executive Officers to perform at a high level in order to meet the goals and objectives, and the likelihood of attaining these goals and objectives is not assured.

    Achievement of Company Goals for 2009

    For Named Executive Officers, the annual incentive bonus plan for 2009 was consistent with the Company’s bonus plan for 2008, but with the addition of the market share goal component and the financial target matrix updated for new Net sales/EBIT targets for 2009.  The matrix expressed a range of targets for total Net sales (ranging from $705 million to $855 million) and EBIT (ranging from $80 million to $155 million) as established by the Compensation Committee.  At the time it established the targets for the Company goals component for 2009, the Compensation Committee believed that these targets were commensurate with the long-term growth objectives of our business and reflected a performance that would require strong operating execution.  Although the range of targets for 2009 was lower than the range of targets for 2008, the Compensation Committee believed the targets were challenging for the executives to achieve given the deteriorating macroeconomic condition at the beginning of 2009.  Comparatively, in 2008, the total Net sales target ranged from $1.195 billion to $1.286 billion and the EBIT target ranged from $269.5 million to $310 million. None of the Named Executive Officers, who were with the Company for the full year, received a bonus payout based on the targeted Company goals component for 2008 as established at the beginning of that year.  Our Compensation Committee considered the target levels for 2009 to be challenging for executives to achieve and believed that they required our management to achieve Company Net sales and EBIT that represented good levels of accomplishment given the market conditions and outlook for 2009. During 2009, the Company achieved Net sales of $831 million and EBIT of $145 million.  As a result, each of the Named Executive Officers received the maximum bonus payout of 200% based on the targeted Net sales/EBIT goal component.

    When the Compensation Committee established the market share goal component in February 2009, it represented 25% of the annual incentive bonus.  It was comprised equally among three market share performance categories: Total U.S. mattress market, Total U.S Specialty mattress market and Total International mattress market.  However, in September 2009, upon learning that certain international market share data may be unavailable or unreliable, the Compensation Committee decided to eliminate the International category of the market share goal component, while also decreasing the overall proportion of the market share goal component to the annual incentive bonus.  As a result, the market share goal component was decreased from 25% to 18%, and the Net sales/EBIT component and Individual goal component were increased as relative portions of the annual incentive bonus.

    The total market share goal component payout ranged from 0% to 200%.  The matrix expressed a range of market share changes compared to the actual market share data for 2008, and the percentage payout for each category.  The target for U.S. Specialty market share ranged from a 0.1% increase to a 1% increase in market share, and the target for the U.S. Total market share ranged from a 1% decrease to a 1% increase in market share.  The Company achieved a 2009 U.S. Specialty market share increase of 0.9% over 2008, resulting in 180% of the applicable bonus payout for that element.  The Company achieved a 2009 U.S. Total market share decrease of 0.4% since 2008, resulting in a 60% bonus payout for that element.  Overall, the market share goal component payout was 120% of the market share target.

    Achievement of Individual Goals for 2009

Mark Sarvary

    The individual objectives for the Individual goals component of the annual incentive bonus for 2009 for Mr. Sarvary, our Chief Executive Officer, included the following:

•	improve the Company’s cost structure;
•	manage the Company effectively in the uncertain business environment;
•	continue to strengthen the Company organization;
•	improve the Company’s performance and relationships with the retailer base;
•	increase the Company’s actual and perceived product differentiation;
•	meet and form relationships with key external constituencies; and
•	strengthen U.S. Direct response channel sales.

    In reviewing the Chief Executive Officer’s performance for 2009, the Compensation Committee concluded that Mr. Sarvary’s individual achievements had been significant during this period.  The Compensation Committee cited the following achievements:

•	significant gross margin and overhead expense cost improvements;
•	business managed very tightly during period of significant uncertainty;
•	excellent Strategic Business Plan created with key areas of growth defined;
•	strong additions to management team in key positions;
•	redesign of sales organization and better focus on retail partners;
•	development and launch of new Tempur-Pedic Cloud mattress and product line architecture; and
•	reestablished growth in Direct response channel.

    The Compensation Committee noted that Mr. Sarvary had met all his Individual goals, with many being achieved at a high level of achievement in a difficult overall business environment.  After the review of these achievements, the Compensation Committee determined and paid out 140% of Mr. Sarvary’s Individual goals component target, reflecting his achievements for 2009.

Dale E. Williams

    The individual objectives for the Individual goals component of the annual incentive bonus for 2009 for Mr. Williams, our Executive Vice President and Chief Financial Officer, included the following:

•	strengthen oversight of the Company’s financial objectives;
•	maintain a strong balance sheet;
•	continue to strengthen relationships with investors and analysts;
•	manage the Company effectively in the uncertain business environment; and
•	strengthen the organization and improve employee engagement scores.

    In 2009, Mr. Williams achieved or exceeded almost all of his Individual goals, including:

•	streamlining the financial monitoring process;
•	effecting the repatriation of foreign earnings;
•	keeping corporate costs low and exceeding expectations on certain budget items;
•	increasing investor relations activity;
•	contributing to development of a strong strategic plan; and
•	strong improvements in employee engagement scores.

    In addition, the Compensation Committee concluded that Mr. Williams had been very successful in managing the Company’s capital structure, and these efforts were instrumental in positioning the Company for the current challenging economic environment.  Accordingly, his Individual goals component was paid out at 150% of his target.

Richard W. Anderson

    The individual objectives for the Individual goals component of the annual incentive bonus for 2009 for Mr. Anderson, our Executive Vice President of North America, included the following:

•	manage North American financial objectives;
•	increase actual and perceived product differentiation;
•	improve performance with retailers;
•	strengthen U.S. Direct Response by focusing on internet;
•	manage the Company effectively in the uncertain business environment; and
•	strengthen the organization and improve employee engagement scores.

    In 2009, Mr. Anderson achieved most of his Individual goals, including:

•	improved Net sales ahead of budget target;
•	developing and successfully launching the Cloud and Cloud Supreme mattresses;
•	creating a high potential new advertising and marketing campaign;
•	redesigning the sales organization and improved retail partner focus;
•	increasing U.S. Direct response sales; and
•	strengthening organizational talent and engagement.

    Accordingly, Mr. Anderson’s Individual goals component was paid out at 150% of his target.

Matthew D. Clift

    The individual objectives for the Individual goals component of the annual incentive bonus for 2009 for Mr. Clift, our Executive Vice President of Global Operations, included the following:

•	improve the effectiveness of factory operations;
•	improve gross margin;
•	increase the Company’s actual and perceived product differentiation;
•	improve performance with the Company’s retailers;
•	manage the Company effectively in this uncertain business environment; and
•	strengthen the organization and improve employee engagement scores.

    In 2009, Mr. Clift achieved or exceeded almost all of his Individual goals, including

•	increasing global factory productivity and global safety;
•	attainment of significant cost reductions;
•	delivering major new technology and new products on schedule;
•	achievement of new product performance goals via consumer testing; and
•	improving the operations and IT organization through new hires.

    Accordingly, his Individual goals component was paid out at 140% of his target.

Mr. Montgomery

    The individual objectives for the Individual goals component of the annual incentive bonus for 2009 for Mr. Montgomery, our Executive Vice President of International Operations, included the following:

•	manage international financial objectives;
•	improve margins;
•	increase the Company’s actual and perceived product differentiation;
•	improve performance with retailers;
•	manage the Company effectively in the uncertain business environment; and
•	strengthen the organization and improve employee engagements scores.

    In 2009 Mr. Montgomery’s accomplishments included:

•	increases in international gross profit margin;
•	achieved EBIT and free cash flow targets;
•	successful launch of new products;
•	increasing the store base in Japan and channels in Austria and the Czech Republic;
•	tight, proactive management of International business during uncertainty; and
•	upgrading and operating the International team effectively.

    Due to the recessionary macroeconomic environment, the International Net sales target was not fully achieved. Balancing his achievements against all of his Individual goals, Mr. Montgomery’s Individual goals component was paid out at 120% of his target.

    Annual Incentive Bonus Plan Payments for 2009

     Based on the relative weight of the Company goals component based on Net sales/EBIT (55%), the Company goals component based on market share (18%) and the Individual goals component (27%), each Named Executive Officer, received a percentage of his overall incentive bonus target for 2009 as follows:

Named Executive Officer	Percentage of Overall Incentive Bonus Target
Mr. Sarvary	169.4%
Mr. Williams	172.1%
Mr. Anderson	172.1%
Mr. Clift	169.4%
Mr. Montgomery	164.0%

Equity Compensation

Members of senior management, including our Named Executive Officers, are eligible to receive equity compensation awards under our equity incentive plans. We believe that providing equity awards as a component of compensation for senior managers aligns the interests of senior managers with the interests of our stockholders by focusing the executive on the long-term growth of the Company, and not short-term individual performance. In addition, we believe that equity grants provide an additional method of compensation where the return for each senior manager is directly tied to stockholders’ return on their investment.

Historically, our long-term incentive compensation program for executive officers, including the Named Executive Officers, have been intermittent multi-year grants of stock options with a four year vesting period, based on continued employment.  The value of these awards was at or above the median for the peer group after spreading the value of our four-year option grants across the relevant four years.  In contrast, members of senior management other than executive officers typically received annual stock option grants based on their job level at the time and their individual and Company performance for the year.

After his appointment in June 2008, Mr. Sarvary, our President and Chief Executive Officer, was awarded a four-year grant of 900,000 stock options. This award has an exercise price of $7.81 and vests in four equal annual installments beginning on the first anniversary date of the date of the grant and every year thereafter, subject to Mr. Sarvary’s continued employment, until all the shares are vested.

After evaluating the analysis and conclusions contained in the 2008 Cook Report, the Compensation Committee decided generally to transition away from intermittent multi-year grants for executive officers and to move in steps towards an annual grant cycle, which is consistent with the majority of peer group companies and which the Compensation Committee believes will provide superior motivation and retention for key executives, while continuing to cause executives to maintain a long-term business focus aligned with the interests of stockholders.  As part of this transition, our Named Executive Officers, other than the Chief Executive Officer, were awarded a stock option grant in February 2009 in an amount intended to constitute the equity component of their compensation package.  The following table sets forth the equity incentive awards for each Named Executive Officer granted in 2009.

Named Executive Officer	Date of Grant	Stock Option Award
Dale E. Williams	2/27/2009	180,000
Richard W. Anderson	2/27/2009	150,000
Matthew D. Clift	2/27/2009	210,000
David Montgomery	2/27/2009	180,000

Each of the stock option awards granted in February 2009 has an exercise price of $6.14 and vests in four equal annual installments beginning on the first anniversary date of the date of the grant and every year thereafter until all the shares are vested.  In addition, if a change of control of the Company occurs and the Named Executive Officer’s employment is terminated but not for cause or if he resigns for good reason (in each case as defined in his employment agreement) within twelve (12) months after the occurrence of a change of control, the Named Executive Officer’s next annual installment of shares will accelerate and vest as of the date of his termination of employment.

In setting the size of these equity awards, the Compensation Committee takes into account a number of factors, including the Named Executive Officer’s position with the Company, prevailing market conditions and the overall size of the executive officer’s compensation package, as well as the studies completed by Cook, the Compensation Committee’s executive compensation consultant.

The remaining senior managers have typically received grants of stock options on an annual basis based on their individual and the Company’s performance. These grants are awarded in the first quarter, consistent with a revised integrated compensation timetable created in 2009 that ensures that stock option grants fully recognize an assessment of each individual’s performance in the prior year and potential for the individual’s growth within the Company in the future. These stock option awards historically have ranged between 2,000 and 40,000 shares. In addition, individual stock option awards are granted throughout the year as needed with respect to hiring new members of senior management or promotions of employees into senior management positions.  These awards historically have ranged between 2,000 and 35,000 stock options.

After evaluating the analysis and conclusions in the August 2009 and January 2010 Cook Reports, the Compensation Committee and Board decided to change the form of the Company’s long-term incentive program throughout all levels of the Company.  Prior to the change, at senior management levels in the Company, equity compensation and long-term incentives were based on a range around a fixed number of stock options at various levels.  The Compensation Committee found that such awards often created large variability in value and cost based on the market price of the Company’s common stock at the time of grant. The Compensation Committee also desired to have a portion of the long-term incentives reward and incent the successful implementation of longer term strategies.

Therefore, beginning in 2010, the Compensation Committee and the Board are implementing a new long term incentive program design through all levels of the Company eligible for equity compensation. It is expected that long term incentive grants will be made on an annual basis and will involve a mix of stock options and performance-based restricted stock units (PRSUs), with the amount of the award based on a range of value established by position. These ranges of value will be chosen to be competitive to or somewhat higher than peer group benchmarks as the Company hopes to attract, retain and motivate managers to plan for and achieve long-term growth. The PRSU component is a grant of a target award, expressed as a number of shares, to be earned based on certain performance achievements over a designated period (usually three years).  The actual number of shares that will be issued may be higher or lower than the target award, based on the actual performance over the designated periods. The performance metrics underlying the PRSU component may be one or more of the following:  pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of common stock and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

In 2010, in order to implement this change in long-term incentive compensation, the Compensation Committee decided to adopt a Long-Term Incentive Program, referred to as the LTIP Plan, established under the Company’s Amended and Restated 2003 Equity Incentive Plan.

For 2010, the Compensation Committee determined that all eligible recipients of long-term incentive awards, other than executive officers, would receive 50% of the value of the grant in the form of options and 50% in the form of PRSUs.  The stock options vest over a three year period. The PRSUs vest at the end of the three-year performance period.

In February 2010, the Compensation Committee granted awards to the Named Executive Officers pursuant to the LTIP Plan. The LTIP awards for executive officers, including the Named Executive Officers, were solely in the form of PRSUs because the executive officers had received option grants in prior years that were still subject to vesting in 2010. The committee believed it important that the Executive Officers, as leaders of the Company, participate in the first year of this new performance incentive program.  The Compensation Committee expects that the executive officers will transition into full participation in the new long-term incentive structure over time.  The grants to the Named Executive Officers are set forth below:
Named Executive Officer	Date of Grant	Performance Restricted Stock Unit Awards (1)
Mark Sarvary	2/22/2010	35,224
Dale E. Williams	2/22/2010	7,221
Richard W. Anderson	2/22/2010	7,221
Matthew D. Clift	2/22/2010	7,221
David Montgomery	2/22/2010	7,221
(1) Recipients of PRSUs may earn a total award ranging from 0% to 300% of the initial grant. Actual payout under this program is dependent upon the achievement of certain financial goals, including Net sales and EBIT margin targets.

Executive Stock Ownership Guidelines

    In January 2008, our board of directors adopted minimum stock ownership guidelines for our executive officers and directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and directors through a minimum level of stock ownership.  The guidelines provide that, within 5 years, the Chief Executive Officer should own a fixed number of shares equal to 5 times his base salary, and that all other executive officers should own a fixed number of shares equal to three times the executive’s base salary.  Our directors also are required to own, within five years, a fixed number of shares equal to four times the director’s annual retainer.  Unexercised vested stock options count towards an individual’s ownership (based on the anticipated after tax value), but unvested stock options and unvested restricted stock are not counted towards an individual’s ownership.  Until the guidelines are met, executive officers and directors are required to retain 50% of the net after-tax value of any shares obtained by option exercise or restricted stock/restricted stock unit vesting. The value of shares, stock units, restricted shares and vested stock options will be based on the market value of our common stock on the last trading day of January in each year.

Other Benefits

    Mr. Sarvary, in 2008, received a one-time hiring bonus of $200,000 to help defray certain relocation expenses in excess of the relocation expense reimbursement policy offered to senior management in connection with his employment with the Company.  The Company paid $100,000 upon employment and paid the remaining $100,000 upon the first anniversary of his employment agreement.  Mr. Sarvary’s employment agreement also provides that he will receive two years of base salary plus benefits if he is terminated without cause or if he resigns for good reason.

    We offer a 401K plan to all of our eligible employees, including our senior management and Named Executive Officers. The plan is designed to allow employees to defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. The Company typically matches 100% of the first three percent of each employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. However, the decision to make the match is at the sole discretion of the Company. The Company made the matching contribution in 2009 for all participating employees.

    The Company does not offer any other defined contribution or defined benefit pension plans. There are no alternate plans in place for senior management.

    The Company also has various broad-based employee benefit plans. Named Executive Officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Executive officers, including the Named Executive Officers, receive an annual car allowance.

    Each of our Named Executive Officers is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under “Potential Payments Upon Termination Or Change In Control.” The employment agreements for the Named Executive Officers were put in place at the time they became employees with the Company (in certain cases, prior to the Company’s initial public offering in 2003). We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee has not to date believed it necessary to revise the severance and related terms in these employment agreements, except that in March 2008, the Company amended Mr. Williams’ employment agreement to make the severance and related provisions better align with the corresponding provisions in the employment agreements for the other Executive Vice Presidents.  However, as part of its analysis of the reasonableness of each individual element of compensation and each Named Executive Officer’s compensation package as a whole, the Committee expects that it will periodically conduct an analysis of each of these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

    Deductibility of Compensation

    Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, to $1 million unless certain requirements are met. For 2009, the requirements for deductible compensation under Section 162(m) were met for all executive officers.  The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program that will optimize the deductibility of compensation. However, the Compensation Committee may exercise its right to use judgment, where appropriate, to respond to changing business conditions or to an executive officer’s individual performance, to authorize compensation which may not in a specific case be fully deductible by the Company. In order to ensure that the Compensation Committee has maximum flexibility to grant incentive compensation opportunities to executive officers that satisfy the requirements of Section 162(m), the Company is submitting its Amended and Restated Annual Incentive Bonus Plan for Senior Executives for consideration and approval by stockholders.  For more information regarding this proposal see “Proposal Three – Approval of Tempur-Pedic International Inc. Amended and Restated Annual Incentive Bonus Plan for Senior Executives.”

    Accounting for Stock-Based Compensation

    The Company accounts for stock-based payments, including its Equity Incentive Plans and Employee Stock Purchase Plan, in accordance with FASB ASC 718, “Stock Compensation.”

    COMPENSATION COMMITTEE REPORT

    The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur-Pedic International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act.

    The Compensation Committee is comprised entirely of independent directors.  The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by,

COMPENSATION COMMITTEE
Peter K. Hoffman (Chair)
Francis A. Doyle
John A. Heil
Sir Paul Judge

    THE COMPANY’S OVERALL COMPENSATION APPROACH AND RISK INCENTIVES

    The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking.  In 2009, employees were also eligible to receive a portion of their total compensation in the form of “at risk” compensation opportunities, including the annual incentive bonus and, for senior managers, the long-term incentive opportunities.  The portion of “at risk” compensation increases as an employee’s level of responsibility within the Company increases.  While the annual incentive bonus awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive bonus program represents only a portion of eligible employees’ total compensation opportunities. The Compensation Committee believes that the annual incentive bonus program appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

    The majority of “at risk” compensation provided to senior managers is in the form of long-term equity awards that are important to help further align senior managers’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

    In January 2008, the Company adopted a stock ownership policy applicable to executive officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur-Pedic stock in order to promote a long-term “owner’s” view of our business.  The Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

    COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur-Pedic International for the year ended December 31, 2009 of those persons who served as (i) our principal executive officer during the year ended December 31, 2009, (ii) our principal financial officer during the year ended December 31, 2009 and (iii) our other three most highly compensated executive officers for the year ended December 31, 2009. We refer to our principal executive officers, principal financial officer and the other three most highly compensated executive officers collectively as our “Named Executive Officers.”

Summary Compensation Table
						Non-equity
				Stock		Incentive Plan	All Other
			Bonus	Awards	Option	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($) (3)	($)	Awards($) (4)	($) (3)	($) (5)	($)
Mark Sarvary — President and Chief Executive Officer(1)	2009	$750,000	$383,500	$—	$—	$987,000	$15,155	$2,135,655
	2008	360,577	218,750	—	2,412,000	175,000	104,115	3,270,442
Dale E. Williams — Executive Vice-President, Chief Financial Officer and Secretary	2009	340,000	75,735	—	405,000	246,092	14,909	1,081,736
	2008	341,601	68,567	—	204,000	—	17,230	631,398
	2007	309,987	67,158	—	—	198,673	17,230	593,048
Richard W. Anderson — Executive Vice-President, President North America	2009	328,000	73,062	—	337,500	237,406	21,415	997,383
	2008	328,700	54,120	—	902,000	—	20,645	1,305,465
	2007	314,711	68,182	—	—	201,701	8,230	592,824
Matthew D. Clift — Executive Vice-President, Global Operations	2009	360,000	74,844	—	472,500	260,568	24,313	1,192,225
	2008	360,795	66,000	—	204,000	—	17,230	648,025
	2007	344,867	86,224	—	—	221,066	17,230	669,387
David Montgomery — Executive Vice-President, President of International Operations (2)	2009	375,865	64,152	—	405,000	260,568	70,807	1,176,392
	2008	444,613	60,439	—	204,000	—	81,254	790,306
	2007	461,455	68,671	—	—	293,437	86,790	910,353

(1)
Mr. Sarvary joined the Company on June 30, 2008 and became our President and Chief Executive Officer on August 4, 2008. Mr. Sarvary received a bonus of $100,000 at the time he accepted employment with us. The remainder of the 2008 amount is representative of annual bonus payouts which were earned in 2008 and paid in February 2009. The amount in the “Bonus” column for 2009 includes the second installment of Mr. Sarvary’s signing bonus which was payable under his employment agreement on the first anniversary of his employment with the Company.

(2)
Mr. Montgomery’s salary is paid in British Pounds (₤) and is converted to United States Dollars ($) using the monthly payments translated at the monthly average rate for each month in the year ended December 31, 2009. Mr. Montgomery’s Non-Equity Incentive Plan Compensation is denominated in British Pounds and has been converted to United States Dollar using the spot conversion rate for the date paid to Mr. Montgomery.

(3)
Bonus and Non-equity Incentive Plan Compensation payouts were earned in 2009 and paid in 2010 to Mr. Sarvary, Mr. Williams, Mr. Clift, Mr. Montgomery and Mr. Anderson, pursuant to the 2009 Executive Incentive Bonus Plan. The amount paid upon the achievement of the Individual goals appear in the column “Bonus” and the amounts paid upon the achievement of the Company performance appear in the column “Non-equity Incentive Plan Compensation.”

(4)
For stock options granted, the value set forth is the full grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report for the year ended December 31, 2009 for a complete description of the valuation.

(5)
Represents amounts paid on behalf of each of the Named Executive Officers for the following three respective categories of compensation: (i) premiums for life, accidental death and dismemberment insurance and long-term disability benefits, (ii) contributions to our defined contribution plans and (iii) car allowance. Amounts for each of the Named Executive Officers for each of the three respective preceding categories is as follows: Mr. Sarvary: (2009 – $973,$6,983, $7,200); Mr. Williams: (2009 – $973, $6,737, $7,200); Mr. Clift (2009 – $973, $16,140, $7,200); Mr. Montgomery: (2009 – $7,748, $48,628, $13,703 ); and Mr. Anderson: (2009 – $973, $13,242, $7,200). Mr. Montgomery also received tax preparation fees in the amount of $728  which is included under “All Other Compensation” for the year ended December 31, 2009.

Grants of Plan-Based Awards

    The following table provides information about annual and long term incentive award opportunities granted to our named executive officers during 2009.  These incentive award opportunities are described in the Compensation Discussion and Analysis section of the proxy statement under “Compensation Components – Annual Incentive Bonus” and “Compensation Components – Equity Compensation.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Mark Sarvary
Annual Incentive Bonus	2/27/09	—	750,000	1,500,000
Dale E. Williams
Annual Incentive Bonus	2/27/09	—	187,000	374,000
Stock Option	2/27/09				180,000	6.14	405,000
Matthew D. Clift
Annual Incentive Bonus	2/27/09	—	198,000	396,000
Stock Option	2/27/09				210,000	6.14	472,500
David Montgomery
Annual Incentive Bonus (4)	2/27/09	—	189,196	378,391
Stock Option	2/27/09				180,000	6.14	405,000
Richard W. Anderson
Annual Incentive Bonus	2/27/09	—	180,400	360,800
Stock Option	2/27/09				150,000	6.14	337,500

(1)
These columns show the 2009 annual award opportunities under the Annual Incentive Bonus Plan for Senior Executives.  They do not reflect the actual amounts paid out under the program which are included in the Summary Compensation Table and discussed in detail in the Compensation Discussion and Analysis Section under “Compensation Components – Annual Incentive Bonus”.

(2)
This column shows the stock options granted in 2009 under the Company’s Amended and Restated 2003 Equity Incentive Plan.  The  stock options vest over a four year period as follows:  25% vesting on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment with the Company.

(3)
For stock options granted, the value set forth is the full grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report for the year ended December 31, 2009 for a complete description of the valuation.

(4)
Mr. Montgomery’s salary is paid in British Pounds (₤). As a result, the Annual Incentive Bonus, target and maximum opportunities were converted to United States Dollars ($) based on the exchange spot rate on the date the award was granted (February 27, 2009).

Outstanding Equity Awards at Fiscal Year-End

    The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for each of our Named Executive Officers. There are no unvested stock awards as of December 31, 2009.

	Option Awards
	Number of	Number of
	Securities Underlying	Securities Underlying
	Unexercised	Unexercised
Name	Options (#) Exercisable	Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Sarvary	225,000	675,000	(1)	$7.81	6/30/2018
Dale E. Williams	65,625	—		2.38	7/7/2013
	156,250	93,750	(2)	13.47	6/28/2016
	25,000	25,000	(3)	11.76	5/15/2018
	—	180,000	(4)	6.14	2/27/2019
Matthew D. Clift	225,000	—		19.30	12/1/2014
	112,500	—		12.37	12/15/2015
	25,000	25,000	(3)	11.76	5/15/2018
	—	210,000	(4)	6.14	2/27/2019
David Montgomery	240,625	109,375	(5)	13.47	6/28/2016
	25,000	25,000	(3)	11.76	5/15/2018
	—	180,000	(4)	6.14	2/27/2019
Richard W. Anderson	50,000	25,000	(6)	13.16	7/18/2016
	56,250	18,750	(7)	20.27	12/21/2016
	25,000	75,000	(8)	20.02	1/29/2018
	25,000	25,000	(3)	11.76	5/15/2018
	—	150,000	(4)	6.14	2/27/2019

(1)	These options, granted on June 30, 2008, have a 10-year term and become exercisable in four equal installments over four years, beginning with the one-year anniversary date of the grant.

(2)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on July 7, 2008 and the remaining shares become exercisable in equal installments on a quarterly basis over the subsequent twelve (12) quarters.

(3)	These options, granted on May 15, 2008, have a 10-year term and become exercisable in two equal installments over two years, beginning with the one-year anniversary date of the grant.

(4)	These options, granted on February 27, 2009, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(5)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on February 24, 2008 and the remaining shares become exercisable in equal installments on a quarterly basis over the subsequent twelve quarters.

(6)	These options, granted on July 18, 2006, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(7)	These options, granted on December 21, 2006, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(8)	These options, granted on January 29, 2008, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

Option Exercises and Stock Vested

    No Named Executive Officers exercised stock options or acquired stock upon vesting of stock awards during the year ended December 31, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur-Pedic International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each Named Executive Officer in the event of that executive’s termination of employment under certain circumstances. The table below sets forth the amounts payable to each Named Executive Officer assuming the executive officer’s employment had terminated under various scenarios on December 31, 2009 (the last business day of fiscal 2009).

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

    The Company has entered into employment agreements with each of its executive officers, employment agreements for each Named Executive Officer are described below.  All other employees below the executive officer level are deemed to be “at will” employees and are not under contract.  Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

    Certain Definitions

    “Good Reason.” Mr. Sarvary’s employment agreement generally defines “Good Reason” as relocation of his principal workplace, his demotion from his position as Chief Executive Officer, or the Company’s material breach of his employment agreement. The employment agreements for Messrs. Williams, Clift and Anderson generally define “Good Reason” as relocation of their principal workplace, or the Company’s material breach of their employment agreements.

    “For Cause.”  The employment agreements for Mr. Sarvary generally define “For Cause” as the employee’s (a)  willful and continued failure to substantially perform the reasonably assigned duties with the Company, (b)  material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of the Company, (d) willful misconduct which is materially and demonstrably injurious to the Company, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (f)  commission of an act of fraud, embezzlement, or misappropriation against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business.

    The employment agreements for Messrs. Williams, Clift and Anderson each generally define “For Cause” as the employee’s (a) willful and continued failure to substantially perform his assigned duties with the Company, (b) willful engagement in illegal conduct, (c) conviction of, or guilty plea or nolo contendere to, any felony, or (d) commission of an act of fraud, embezzlement, or misappropriation against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business.

    Mr. Montgomery’s employment agreement does not provide for a “For Cause” termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement, gross misconduct or any willful neglect in the discharge of his duties.

    “Change of Control.” The 2002 Stock Option Plan does not employ this term. However, under stock option award agreements entered into pursuant to that Plan, 50% of unvested stock options shall immediately vest upon (a) any sale of all or substantially all of the assets of the Company and its subsidiaries, or (b) any merger or consolidation of the Company, or any transaction as a result of which the Company is acquired by the purchase of a majority of its outstanding Common stock, as a result of which, in each such case, the holders of a majority of the outstanding Common stock before such merger, consolidation or sale cease to hold, directly or indirectly, a majority of the Common stock of the Company or a majority of the Common stock of the successor to the Company immediately following such merger, consolidation or sale.

    Under the Amended and Restated 2003 Equity Incentive Plan, as amended, “Change of Control” is generally defined as (a) an acquisition of a third party, unless the Company’s existing stockholders continue to hold at least 50% of the outstanding stock, (b) an acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend the stockholders accept, (c) over a period of 36 consecutive months or less, there is a change in the composition of a majority of the Board, without the approval of existing Board members, or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred.  The Amended and Restated 2003 Equity Incentive Plan provides, unless provided otherwise in the specific award agreement, that upon a change in control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture, and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

    Employment Arrangements

    Mark Sarvary -- On June 30, 2008 we entered into an employment agreement with Mark Sarvary, providing for his employment as President and Chief Executive Officer of Tempur-Pedic International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Sarvary’s agreement provides for an annual base salary of $750,000, subject to annual adjustment by our Board of Directors beginning January 1, 2009, a variable performance bonus set to a target of Mr. Sarvary’s base salary if certain criteria are met, and options to purchase shares of our common stock. In addition, he received a hiring bonus of $200,000 to help defray certain relocation expenses not covered by the reimbursement of relocation expense policy offered to senior management, of which fifty percent was payable upon the commencement of his employment and fifty percent was paid upon the first anniversary of his employment.

    Dale E. Williams -- On March 5, 2008, we entered into an amended and restated employment agreement with Dale E. Williams, reflecting his promotion to Executive Vice President in 2007. The agreement provides for his employment as Executive Vice President, Chief Financial Officer and Secretary, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provides for an annual base salary of $225,000, subject to annual adjustment by our Board of Directors beginning January 1, 2004, a variable performance bonus set to a target of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of our common stock.

    Richard W. Anderson -- On July 6, 2006, we entered into an executive employment agreement with Richard W. Anderson, effective July 18, 2006, providing for his employment as Executive Vice President, President North America or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provides for an annual base salary of $300,000, subject to annual adjustment by our Board of Directors beginning January 1, 2007, a variable performance bonus set to a target of Mr. Anderson’s base salary if certain criteria are met, a one-time hiring bonus and options to purchase shares of our common stock.

    Matthew D. Clift -- On December 1, 2004, we entered into an executive employment agreement with Matthew D. Clift, providing for his employment as Executive Vice President, Operations or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provides for an annual base salary of $300,000, subject to annual adjustment by our Board of Directors beginning January 1, 2006, a variable performance bonus set to a target of Mr. Clift’s base salary if certain criteria are met, a one-time hiring bonus, options to purchase shares of our common stock, and a grant of restricted stock units.

    David Montgomery -- On September 12, 2003, we entered into an executive employment agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur-International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provides for an annual base salary of £192,500, subject to an annual adjustment of our Board of Directors on or about January 1 of each year beginning with January 1, 2004, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

    Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company’s Named Executive Officers are entitled to receive certain benefits if their employment were terminated under various scenarios. The circumstances and amounts that would be received are displayed and described in the chart, below, and are provided by the terms of each Named Executive Officer’s employment agreement.

Receipt of any severance and benefits is conditioned on the Named Executive Officer signing a release and waiver of claims in a form satisfactory to the Company. No Named Executive Officers are entitled to gross-ups associated with taxes owed on Change in Control payments or taxes due to Section 280G of the Code.  By the terms of their employment agreements  our executive officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Mr. Sarvary, two years following termination of their employment and working with or for any competing companies during their employment and for one or, for Mr. Sarvary, two years thereafter.

Tempur-Pedic International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each Named Executive Officer in the event of that executive’s termination of employment under certain circumstances. The table below sets forth the amounts payable to each Named Executive Officer assuming the executive officer’s employment had terminated under various scenarios on December 31, 2009 (the last business day of fiscal 2009).

Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums a Named Executive Officer would receive if his employment were terminated or there were a change of control of Tempur-Pedic International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the Named Executive Officers who were employed by Tempur-Pedic International or any of its subsidiaries on December 31, 2009 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the Named Executive Officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2009. Payments which Tempur-Pedic International may make in the future upon an employee’s termination of employment or upon a change of control of Tempur-Pedic International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2009.

					Termination
		Termination	Employee	Termination	Due to		Change of
		By Company	Resignation	By Company	Death or	Change of	Control and
		Without Cause	For Good Reason	For Cause	Disability	Control	Termination
Name	Benefits and Payments	($) (1)	($) (1)	($)	($) (1)	($)	($)
Mark Sarvary	Cash Severance (2)	$2,228,542	$2,228,542	—	$750,000	—	—
	Bonus Payment (3)	750,000	750,000	—	750,000	—	—
	Acceleration of equity awards (4)	603,000	603,000	—	603,000	—	603,000
	Health and Welfare Continuation (5)	21,458	21,458	—	—	—	—
Dale E. Williams	Cash Severance (6)	340,000	340,000	—	—	—	—
	Bonus Payment (3)	187,000	187,000	—	187,000	—	—
	Acceleration of equity awards (7)	—	—	—	—	289,219	203,250
	Health and Welfare Continuation (5)	11,028	11,028	—	—	—	—
Matthew D. Clift	Cash Severance (6)	360,000	360,000	—	—	—	—
	Bonus Payment (3)	198,000	198,000	—	198,000	—	—
	Acceleration of equity awards (8)	—	—	—	—	—	220,125
	Health and Welfare Continuation (5)	9,430	9,430	—	—	—	—
David Montgomery	Cash Severance (9)	375,865	375,865	—	See FN 10	—	—
	Bonus Payment	—	—	—	—	—	—
	Acceleration of equity awards (11)	—	—	—	—	327,578	203,250
	Health and Welfare Continuation	—	—	—	—	—	—
	Pension Benefits (12)	48,628	48,628	—	—	—	—
	Car Allowance (13)	13,703	13,703	—	—	—	—
Richard W. Anderson	Cash Severance (6)	328,000	328,000	—	—	—	—
	Bonus Payment (3)	180,400	180,400	—	180,400	—	—
	Acceleration of equity awards (14)	—	—	—	—	148,281	360,875
	Health and Welfare Continuation (5)	10,729	10,729	—	—	—	—

(1)	Excludes amounts for both unpaid, earned salary and for accrued, unused vacation.
(2)
For Mr. Sarvary, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary reduced by benefit continuation payments and a lump sum amount equal to the pro-rata portion of base salary. Upon Termination as a result of Death or Disability, Mr. Sarvary will receive a lump sum payment equal to the pro-rata portion of base salary.

(3)
Bonus is calculated at target and represents the pro-rata portion of the performance bonus with respect to the bonus year in which the termination or death/disability occurs. Refer to “Compensation Discussion and Analysis – Compensation Components – Annual Incentive Bonus” for a discussion of each Named executive officer’s Target bonus.

(4)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Sarvary’s stock option agreement dated June 30, 2008 provides that if he is terminated without cause, resigns for good reason, is terminated as a result of death or disability or is terminated upon the Company’s election not to renew his employment agreement, his next installment of 225,000 unvested options as of the date preceding his termination will accelerate. In the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of 225,000 unvested options will accelerate as of the date preceding his termination.

(5)
For Mr. Sarvary, the continuation of welfare benefits will continue for a period of two years. For all other NEO’s (except for Mr. Montgomery) the continuation of welfare benefits is for a period of twelve months.

(6)
For Messrs. Williams, Clift and Anderson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(7)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Williams’s stock option agreement dated June 28, 2006 provides that if a change in control occurs, fifty percent of his unvested options will vest upon the date of the change in control. Mr. William’s stock option agreements dated May 15, 2008 and February 27, 2009 provide that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. The option agreements dated May 15, 2008 and February 27, 2009 do not accelerate vesting if only a change in control occurs.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Clift’s stock option agreements dated May 15, 2008 and February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination.

(9)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.

(10)
For Mr. Montgomery, the amount presented under “Termination due to Death or Disability” includes: For death while in service to the Company, insurance coverage up to four (4) times base salary and widow’s pension up to an amount of 25% of base salary; For critical illness, insurance coverage up four times base salary at the time of the illness or injury preventing him from future service and in the case of long term disability, permanent health insurance coverage beyond the amount covered for twelve months equal to 55% of salary until normal retirement age.

(11)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreement dated June 28, 2006 provides that if a change in control occurs, fifty percent of his unvested options will vest upon the date of the change in control. Mr. Montgomery’s stock option agreements dated May 15, 2008 and February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. The option agreements dated May 15, 2008 and February 27, 2009 do not accelerate vesting if only a change in control occurs.

(12)
For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.

(13)
For Mr. Montgomery, the amount presented under Car allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

(14)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Anderson’s stock option agreements dated July 18, 2006 and December 21, 2006 provide that if a change in control occurs, fifty percent of his unvested options will vest upon the date of the change in control. Mr. Anderson’s stock option agreements dated January 29, 2008, May 15, 2008 and February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. The option agreements dated January 29, 2008, May 15, 2008 and February 27, 2009 do not accelerate vesting if only a change in control occurs.

DIRECTOR COMPENSATION

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the year ended December 31, 2009.

	Fees Earned or	Option
Name	Paid in Cash ($) (1)	Awards ($)(4)		Total ($)
Francis A. Doyle	$72,800	$197,610	(2)	$270,410
John A. Heil	44,000	118,096	(2)	162,096
Peter K. Hoffman	61,800	165,737	(2)	227,537
Nancy F. Koehn	56,800	152,317	(2)	209,117
Sir Paul Judge	56,800	152,317	(2)	209,117
Christopher A. Masto	44,000	118,096	(2)	162,096
P. Andrews McLane	74,000	198,616	(2)	272,616
Robert B. Trussell, Jr.	44,000	118,096	(2)	162,096
H. Thomas Bryant	40,000	107,360	(2)	147,360
Evelyn S. Dilsaver	22,000	84,306	(3)	106,306

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting. The amounts shown are pro-rated for fiscal year 2009, and do not represent the amounts each director will earn from the 2009 Annual Meeting until the 2010 Annual Meeting.

(2)
Stock option grants were made on May 5, 2009 at an exercise price of $13.74 and a fair value of $6.71 per share. The option awards vest in four equal increments at the end of July 2009, October 2009, January 2010 and April 2010. Vesting of each option award is subject to the applicable grant recipient being a member of the Board or applicable Committee as of the applicable vesting date.

(3)	A stock option grant was made to Ms. Dilsaver on December 17, 2009 at an exercise price of $22.88 and a fair value of $9.59 per share. The option awards vest on May 4, 2010.

(4)
For stock options granted, the value set forth is the full grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report for the year ended December 31, 2009 for a complete description of the valuation.

    The following table sets forth the aggregate number of stock option awards outstanding for each director as of December 31, 2009:

Aggregate Option Awards
Outstanding
as of
Name	December 31, 2009 (#)
Francis A. Doyle	95,600
John A. Heil	32,800
Peter K. Hoffman	77,650
Nancy F. Koehn	113,850
Sir Paul Judge	113,850
Christopher A. Masto	57,200
P. Andrews McLane	44,200
Robert B. Trussell, Jr.	53,600
H. Thomas Bryant	25,000
Evelyn S. Dilsaver	8,791

Annual Retainers

    The Company’s non-employee directors receive the following annual compensation for their service on the Board of Directors:

Annual Retainer:		$40,000, payable in equal quarterly installments

Annual Stock Option Grant:		An annual option grant covering 12,000 shares of common stock, generally granted at the annual meeting.

Annual Non-executive Chairman of the Board Retainer:		$25,000 and a supplemental annual option grant covering 7,500 shares of common stock

Annual Committee Chair Retainer:	• •
Audit Committee Chair receives a cash retainer of $16,000 and a supplemental annual option grant covering 5,000 shares of common stock
Each of the Compensation Committee Chair and the Nominating and Governance Committee Chair receives a cash retainer of $5,000 and a supplemental annual option grant covering 1,500 shares of common stock

Committee Member Retainers:	• •
Each Audit Committee member receives a cash retainer of $12,800 and a supplemental annual option grant covering 3,850 shares of common stock
Each member of the Compensation Committee and the Nominating and Governance Committee receives a cash retainer of $4,000 and a supplemental annual option grant covering 1,200 shares of common stock

Expense Reimbursements:		Reimbursement of reasonable expenses incurred in attending meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires that Tempur-Pedic International’s executive officers, directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, Tempur-Pedic International believes that during the year ended December 31, 2009, its executive officers, directors, and greater than 5% stockholders complied with all Section 16(a) filing requirements, other than the following: H. Thomas Bryant, a member of our Board of Directors, filed a Form 4 on January 4, 2010, reporting two purchases of Tempur-Pedic International’s common stock that occurred during 2009.

Certain Relationships and Related Transactions

Registration Rights Agreement

    On November 1, 2002, Tempur-Pedic International and certain of our stockholders entered into a registration rights agreement. Under this agreement, holders of 10% of Tempur-Pedic International’s registrable securities, as defined in the registration rights agreement and certain stockholders who held notes with an aggregate unpaid principal balance of $15.0 million have the right, subject to certain conditions, to require Tempur-Pedic International to register any or all of their shares under the Securities Act at Tempur-Pedic International’s expense. In addition, all holders of registrable securities are entitled to request the inclusion of any of their shares in any registration statement at Tempur-Pedic International’s expense whenever we propose to register any of our securities under the Securities Act. In connection with all such registrations, Tempur-Pedic International has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. All holders requesting or joining in a registration have agreed to indemnify Tempur-Pedic International against certain liabilities.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

            We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2010. Ernst & Young became the independent auditors for Tempur-Pedic International after Tempur-Pedic International acquired Tempur World, Inc. in 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

VOTE REQUIRED

            The affirmative vote of a majority of the shares of common stock present or represented and voting at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR-PEDIC INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010.

Fees for Independent Auditors During the Years Ended December 31, 2009 and 2008

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2008 and December 31, 2009 were approximately as follows (amounts represent fees billed, in thousands):

	2008	2009
Audit fees(1)	$1,622	$1,565
Audit-related fees(2)	—	216
Tax fees(3)	224	193
All other fees	—	—
Total	$1,846	$1,974

(1) Audit fees billed for 2008 and 2009 were related to services provided in connection with the audit of our financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of and for the years ended December 31, 2008 and December 31, 2009, the statutory audits of certain international subsidiaries and the reviews of our quarterly financial statements.

(2) Audit-related fees include fees for transaction consultation services.

(3) Tax fees include fees for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

            The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

            On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

             Audit —Annual audit fees relate to services rendered in connection with the audit of Tempur-Pedic International’s consolidated financial statements and the quarterly reviews of financial statements included in Tempur-Pedic International’s quarterly report on Form 10-Q and registration statements filed with the SEC.

            Audit Related Services —Audit related services include fees for services related to consultation on accounting standards or transactions, statutory audits, and business acquisitions.

            Tax —Tax services include fees for tax compliance, tax advice, and tax planning.

    Other Services —Other services are pre-approved on an engagement-by-engagement basis.

    During the last two years ended December 31, 2009 and 2008, the Audit Committee approved 100% of the Audit Related Services, 100% of the Tax services and 100% of the Other Services.

Audit Committee Report

The information contained in this report  shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur-Pedic International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee is composed of five directors, Francis A. Doyle, Evelyn S. Dilsaver, Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn, each of whom the Board of Directors has determined is “independent” as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that Mr. Doyle, Sir Paul Judge and Ms. Dilsaver are “audit committee financial experts” as defined under the applicable rules of the Securities and Exchange Commission.  The charter of the Audit Committee is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance.”

Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent certified public accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its responsibilities, the Audit Committee met on nine occasions during 2009, either in person or via teleconference, and acted once by written consent. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent accountants the consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent accountants, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee received from the Company’s independent accountants written disclosures required by the applicable standards of the Public Company Accounting Oversight Board and the Audit Committee has discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal auditors and the independent accountants, and the Audit Committee’s review of the audited consolidated financial statements, evaluations of the Company’s internal controls, and the representations of management, internal auditors and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Francis A. Doyle (Chair)
Evelyn S. Dilsaver
Peter K. Hoffman
Sir Paul Judge
Nancy F. Koehn

PROPOSAL THREE

APPROVAL OF AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES

The Compensation Committee reviewed and recommended the Amended and Restated Annual Incentive Bonus Plan for Senior Executives (the Annual Incentive Plan) to the Board on February 19, 2010.  On February 22, 2010, the Board reviewed and approved, subject to stockholder approval, the Annual Incentive Plan and approved that the Company submit the Annual Incentive Plan to the Company's stockholders for approval.

The Compensation Committee believes that an annual incentive program is a key element in the Company’s overall executive compensation program.  The Annual Incentive Plan is designed to assist the Company in creating long-term value for stockholders by attracting, motivating and retaining our management talent and enhancing Company financial performance by linking annual incentive bonus award opportunities to specific financial and operating targets and strategic initiatives.  Stockholder approval of the Annual Incentive Plan will further ensure that the Company may, if it chooses to do so, create bonus opportunities that are fully deductible under the Annual Incentive Plan in accordance with the Section 162(m) of the Code.  The Annual Incentive Plan will permit the Company to:

•
Provide its executive officers and members of senior management with an objective, annual variable compensation opportunity, which is paid only if performance meets or exceeds measurable financial and operational goals set in advance by the  Compensation Committee or the Board;

•	Reward achievement of annual performance goals that directly support the success of the Company and the creation of long-term stockholder value;

•	Provide a competitive annual cash incentive compensation program that allows the Company to recruit and retain talented executive officers and senior managers; and

•	If it chooses to do so, create bonuses that would qualify as “qualified performance-based compensation” pursuant to Section 162(m) of the Code.

Description of the Annual Incentive Plan

The following summary description of the Annual Incentive Plan is qualified in its entirety by reference to the full text of the Annual Incentive Plan, which is attached to this proxy statement as Appendix A.

Compensation Philosophy

The intent of the Annual Incentive Plan is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company's performance and the participant’s performance against goals and objectives.  The Company’s compensation philosophy is to attract, motivate, retain and reward its management talent with base salary, annual incentive bonuses and equity compensation that competitively targets its market, and its compensation programs are designed to reward its management for strong company performance and successfull execution of key business plans and strategies based on achievement of pre-established performance targets.  The Company believes this philosophy aligns management incentives with the long-term interests of its stockholders.

Eligible Participants in the Annual Incentive Plan

Eligible participants under the Annual Incentive Plan include the Chief Executive Officer, Executive Vice Presidents, and other senior managers who may be designated to participate from time to time by the Compensation Committee.  The Company believes that executive officers and senior managers who hold positions affording them the authority to make critical decisions affecting the Company’s overall performance should have a material percentage of their annual compensation contingent on the Company’s performance.  Approximately 50 employees hold positions which make them eligible to receive awards under the Plan.

Administration of the Annual Incentive Plan

The Annual Incentive Plan is administered by the Compensation Committee of Tempur-Pedic International’s Board of Directors, referred to as the Administrator.  However, the Board itself may exercise any of the powers and responsibilities assigned to the Committee under the Annual Incentive Plan and when so acting shall have the benefit of the provisions of the Annual Incentive Plan pertaining to the Committee’s exercise of its authority.

Relevant Features of Target Bonuses

A target bonus is an amount expressed as a percentage of a participant’s base salary as in effect at the end of the performance period, which typically runs from January 1 through December 31 (the Performance Period).  Within 90 days of the commencement of the Performance Period, but in any event prior to the expiration of 25% of the applicable Performance Period, the Administrator shall set the targeted annual bonus for each participant.  Each participant’s target bonus shall be comprised of two or more components:  one or more components based on the achievement of Company-wide goals (the Company Goals) and one or more components based on the achievement of individual goals created for a particular participant (the Individual Goals).

If any of the Company Goals components of a target bonus or any of the Individual Goals components of a target bonus for any participant for any Performance Period is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code then (i) such component of the Company Goals or Individual Goals shall be limited to the specific otherwise illustrative goals identified below, (ii) each component of the bonus must be assessed separately to determine whether the participant has achieved the Company Goals or Individual Goals applicable to that component, and (iii) the Company Goals and Individual Goals shall be selected and evaluated in such a manner that in no event shall the achievement or failure to achieve any level of any of the selected Company Goals or Individual Goals in any component shall have any bearing or effect on whether the Company Goals or Individual Goals in any other component have been achieved.

The Administrator has the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items in its determination of whether a Company Goal or Individual Goal has been satisfied; provided, that in the case of any qualified performance-based compensation, the extent, if any, to which any such adjustments shall be made shall be determined by the Administrator at the time of establishing the relevant Company Goal or Individual Goal.  At the time any Company Goals or Individual Goals are established, the outcome as to whether the applicable measures of performance will be met must be substantially uncertain with respect to any component of a bonus intended to qualify as qualified performance-based compensation.

The purpose of any Company Goals component, represented by financial targets and other Company-wide performance metrics, and the purpose of the Individual Goals component, represented by the achievement of targets based on a specific segment, division or business unit or individual targets, are designed to focus the participants on behaviors that support the overall performance and success of the Company.

Company Goals.  The Company Goals component will be tied to the Company’s achievement of specific financial targets and other Company-wide performance metrics. The Company Goals component metrics may include, but are not limited to, one or more of the following, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group:

• debt reduction	• pre- or after-tax net earnings
• earnings before interest and taxes (EBIT) or EBIT margin	• price per share of stock
• earnings before interest and taxes, depreciation and amortization (EBITDA) or EBITDA margin	• return on assets
• earnings per share	• return on capital
• gross or net profit margin	• return on net assetss
• market share	• return on stockholders' equity
• net sales	• sales or net sales growth
• operating cash flow	• stock price growth
• operating earnings	• stockholder returns

    These metrics are referred to as the Specific Company Metrics.

    Any Company Goals component of the bonus may be established using a matrix to allow for maximum and minimum payments of the target bonus, depending on the level of specified factors for the applicable Performance Period.  A failure to meet the minimum requirement may result in no bonus payment with respect to the applicable Company Goals component of the Annual Incentive Plan.

    Individual Goals.  Each year, individual incentive performance metrics and targets may be established as Individual Goals for one or more of the participants. Any Individual Goals component of a target bonus for a participant may be based on the performance of a segment, division or business unit or goals unique to the particular participant.  The Individual Goals are expected to have a significant component based on the successful completion of individual objectives.

    An Individual Goals component will target 100% payout of the applicable portion of the Target Bonus for the achievement of a participant’s Individual Goal or Goals.  Payments can range from no bonus payment to more than 100% of the targeted Individual Goals component, based on individual performance. Except as required in the case of qualified performance-based compensation, the determination of whether an Individual Goals component of the Bonus has been met and to what degree will be based on the subjective determination of the Administrator, and in exercising this discretion the Administrator will review each participant’s performance against individual objectives and the overall performance of the applicable participant within his or her specific area of responsibility.

    Individual Goals may be based on any of the Specific Company Metrics, as applied to any specific segment, division or business unit, and may also include any one or more of following, as applicable to a specific segment, division or business unit or an individual:

• Cost reduction initiatives	• H.R. management metrics
• Enhance financial planning process	• Improve customer service metrics
• Execution of Investor Relations plan	• New product launches
• Expanding slots per stores	• Sales targets
• Expand brand awareness	• Strategic planning and growth initiatives

    If the Individual Goals component of a target bonus for any participant for any Performance Period is intended to constitute qualified performance-based compensation, then the Individual Goals component metrics shall be based on one or more objectively determinable measures of performance, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the bonus to be paid.

    Termination, Suspension or Modification and Interpretation of the Annual  Incentive Plan

    The Company may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the Annual Incentive Plan at any time, with or without notice to the participant.

VOTE REQUIRED

    The affirmative vote of the majority of shares present and entitled to vote will be required to approve Proposal Three.  Abstentions are counted as votes present and entitled to vote and have the same effect as votes against  Proposal Three.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES

OTHER INFORMATION

Stockholder Proposals For 2011 Proxy Statement

    To be considered for inclusion in our proxy statement for the 2011 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 24, 2010, at the following address:

Corporate Secretary Tempur-Pedic International Inc. 1713 Jaggie Fox Way Lexington, Kentucky 40511

    In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur-Pedic International’s By-Laws.  The requirements include:

•  providing written notice that is received by Tempur-Pedic International’s Corporate Secretary between December 5, 2010 and January 4, 2011 (subject to adjustment if the date of the 2010 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2010 annual meeting, as provided in Article II, Section 2.12 of the By-Laws); and

•  supplying the additional information listed in Article II, Section 2.12 of the By-Laws.

Annual Report on Form 10-K

    Our Annual Report on Form 10-K for the year ended December 31, 2009 is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur-Pedic International at our principal executive offices at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 and is also available at on our website at http://investor.tempurpedic.com/ under the caption “SEC Filings.”

Stockholders Sharing an Address

    Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

    We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or  Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Corporate Secretary of Tempur-Pedic International at our principal executive officers at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 or call the Corporate Secretary of Tempur-Pedic International at (800) 878-8889.

Cost of Solicitation

    Tempur-Pedic International will pay the costs of soliciting proxies from stockholders. Directors, executive officers, and regular employees may solicit proxies, either personally or by telephone, on behalf of Tempur-Pedic International, without additional compensation, other than the time expended and telephone charges in making such solicitations.

Other Matters

    The Board of Directors knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                                                                                                                                                                         By Order of the Board of Directors,

DALE E. WILLIAMS
Executive Vice President, Chief Financial Officer,
and Secretary

Lexington, Kentucky
March 24, 2010

APPENDIX A

TEMPUR-PEDIC INTERNATIONAL INC.
Amended and Restated Annual Incentive Bonus Plan for Senior Executives
Terms and Conditions

Adopted:  ___________ __, 2010

I. Compensation Philosophy

The intent of this Amended and Restated Annual Incentive Bonus Plan (the “Incentive Plan”) of Tempur-Pedic International Inc. (“Tempur-Pedic” or the “Company”) is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company’s performance and the participant’s performance against goals and objectives.

Tempur-Pedic’s compensation philosophy is to attract, motivate, retain and reward its management talent with base salary, annual incentive bonuses and equity compensation that competitively targets its market.  Tempur-Pedic’s compensation programs are designed to reward its management for strong company performance and successful execution of key business plans and strategies, based on Tempur-Pedic’s and the senior manager’s achievement of pre-established performance targets.   Tempur-Pedic believes that its compensation philosophy aligns management incentives with the long-term interests of Tempur-Pedic’s stockholders.

This Incentive Plan is an important variable component of the total compensation package for the Chief Executive Officer (“CEO”), Executive Vice Presidents (“EVPs”) and other senior managers who may be designated from time to time for participation in this Incentive Plan (collectively, the “Senior Executives”). Tempur-Pedic believes that senior management who hold positions affording them the authority to make critical decisions affecting Tempur-Pedic’s overall performance should have a material percentage of their annual compensation contingent upon Tempur-Pedic’s performance.

II.           Plan Overview

This Incentive Plan is a cash bonus plan for Senior Executives, designed to reward them for their roles in the achievement of Tempur-Pedic’s annual goals, as established by the Board of Directors or Compensation Committee.  Incentive Plan awards are determined on an annual basis, based on whether and to what extent Tempur-Pedic achieves any applicable Company Goals and each participant achieves any applicable Individual Goals for the relevant Performance Period. The annual incentive bonus is a lump-sum cash payment for each Senior Executive (the “Bonus”).

Administration.  This Incentive Plan shall be administered by the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Compensation Committee under this Incentive Plan and when so acting shall have the benefit of all of the provisions of this Incentive Plan pertaining to the Compensation Committee’s exercise of its authorities hereunder.  The Compensation Committee shall have the full power and authority to administer this Incentive Plan.  In applying and interpreting the provision, of this Incentive Plan, the decision of the Compensation Committee shall be final.

As used in this Incentive Plan, the term “Administrator” refers to either the Board or the Compensation Committee exercising its authority under this Incentive Plan as described above.

Performance Period.  Unless otherwise determined by the Administrator with respect to any Target Bonus, the Incentive Plan year runs from January 1 – December 31 (the “Performance Period”).

Participants.  The CEO, the EVPs and other Senior Executives designated from time to time by the Administrator shall be entitled to participate in this Incentive Plan.

Target Bonus. With respect to any Performance Period and any Senior Executive, the Administrator shall create a target Bonus for such Senior Executive, expressed as a percentage of such Senior Executive’s base salary as in effect at the end of the Performance Period (the “Target Bonus”).

Within ninety (90) days of the commencement of each Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period, the Administrator shall set the targeted annual Bonus for each Senior Executive.

     Components of Bonus.  Unless otherwise determined by the Administrator with respect to any Performance Period, each participant’s Target Bonus shall be comprised of two or more components:  one or more components based on the achievement of Company-wide goals (the “Company Goals”) and one or more components based on the achievement of individual goals created for any particular Senior Executive (the “Individual Goals”).

If any of the Company Goals components of a Target Bonus or any of the Individual Goals components of a Target Bonus for any Senior Executive for any Performance Period is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”, with any such compensation referred to as “Qualified Performance-Based Compensation”) then (i) such component of the Company Goals or Individual Goals, as applicable, selected by the Administrator shall be limited to the specific otherwise illustrative goals identified below, (ii) each component of the Bonus must be assessed separately to determine whether the Senior Executive has achieved the Company Goals or Individual Goals applicable to that component, and (iii) the Company Goals and Individual Goals shall be selected and evaluated in such a manner that in no event shall the achievement or failure to achieve any level of any of the selected Company Goals or Individual Goals in any component shall have any bearing or effect on whether the Company Goals or Individual Goals in any other component have been achieved.

The Administrator shall have the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items in its determination of whether a Company Goal or Individual Goal has been satisfied; provided, that in the case of any Qualified Performance-Based Compensation, the extent, if any, to which any such adjustments shall be made shall be determined by the Administrator at the time of establishing the relevant Company Goal or Individual Goal.  At the time any Company Goals or Individual Goals are established, the outcome as to whether the Performance Measures will be met must be substantially uncertain with respect to any component of a Bonus intended to qualify as Qualified Performance-Based Compensation.

The purpose of any Company Goals component, represented by financial targets and other Company-wide performance metrics, and the purpose of the Individual Goals component, represented by the achievement of targets based on a specific segment, division or business unit or individual targets, are designed to focus the Senior Executives on behaviors that support the overall performance and success of the Company.

Company Goals.  The Company Goals component will be tied to Tempur-Pedic’s achievement of specific financial targets and other Company-wide performance metrics. The Company Goals component metrics may include, but are not limited to, one or more of the following, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group:

• debt reduction	• pre- or after-tax net earnings
• earnings before interest and taxes (EBIT) or EBIT margin	• price per share of stock
• earnings before interest and taxes, depreciation and amortization (EBITDA) or EBITDA margin	• return on assets
• earnings per share	• return on capital
• gross or net profit margin	• return on net assetss
• market share	• return on stockholders' equity
• net sales	• sales or net sales growth
• operating cash flow	• stock price growth
• operating earnings	• stockholder returns

    These metrics are referred to as the “Specific Company Metrics.”

Any Company Goals component of the Bonus may be established using a matrix to allow for maximum and minimum payments of the Target Bonus, depending on the level of specified factors for the applicable Performance Period.  A failure to meet the minimum requirement may result in no Bonus payment with respect to the applicable Company Goals component of the Incentive Plan.

Individual Goals.  Each year, individual incentive performance metrics and targets may be established as Individual Goals for one or more of the Senior Executives. Any Individual Goals component of a Target Bonus for a Senior Executive may be based on the performance of a segment, division or business unit or goals unique to the particular Senior Executive.  The Individual Goals are expected to have a significant component based on the successful completion of individual objectives.

An Individual Goals component will target 100% payout of the applicable portion of the Target Bonus for the achievement of a Senior Executive’s Individual Goal or Goals.  Payments can range from no bonus payment to more than 100% of the targeted Individual Goals component, based on individual performance. Except as required in the case of Qualified Performance-Based Compensation, the determination of whether an Individual Goals component of the Bonus has been met and to what degree will be based on the subjective determination of the Administrator, and in exercising this discretion the Administrator will review each Senior Executive’s performance against individual objectives and the overall performance of the applicable Senior Executive within his or her specific area of responsibility.

Individual Goals may be based on any of the Specific Company Metrics, as applied to any specific segment, division or business unit, and may also include any one or more of following, as applicable to a specific segment, division or business unit or an individual:

• Cost reduction initiatives	• H.R. management metrics
• Enhance financial planning process	• Improve customer service metrics
• Execution of Investor Relations plan	• New product launches
• Expanding slots per stores	• Sales targets
• Expand brand awareness	• Strategic planning and growth initiatives

If the Individual Goals component of a Target Bonus for any Senior Executive for any Performance Period is intended to constitute Qualified Performance-Based Compensation, then the Individual Goals component metrics shall be based on one or more objectively determinable measures of performance, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Bonus to be paid.

III.           Designation of Participants

For any Performance Period, not later than the end of February of such Performance Period, the Administrator shall determine whether any senior managers other than the CEO and EVPs will participate in this Incentive Plan for that Performance Period, in which case any of these other senior managers will constitute “Senior Executives” under this Incentive Plan for that Performance Period.  With respect to any other senior managers hired during the course of a fiscal year, the Administrator shall determine within thirty (30) days after the employment of such senior manager whether or not such senior manager shall participate in this Incentive Plan for such year.  In the event that the Administrator does not decide that such newly-hired senior manager will participate in this Incentive Plan, such senior manager will not participate in the Incentive Plan for such Performance Period.  In the event that the Administrator determines that a newly-hired senior manager will participate in this Incentive Plan for the remainder of the current Performance Period, the Administrator will promptly determine the terms of the Bonus for such Senior Executive, including with respect to the matters referred to in Section IV below.

Participation in this Incentive Plan in one year does not automatically guarantee participation in a future year.  Compliance with all Tempur-Pedic policies, guidelines and applicable laws is a prerequisite to receiving an award pursuant to this Incentive Plan.

IV.           Creation of Bonus Terms for Any Fiscal Year

For any Performance Period, within ninety (90) days after the commencement of that Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period, the Administrator shall determine the following for the Senior Executives participating in the Incentive Plan for that Performance Period

•	the Target Bonus for such Senior Executive, expressed as a percentage of his or her base salary as of the end of the Performance Period;

•	whether there will be Company Goals for the Performance Period, and the type of Company Goals that will apply;

•	for each Senior Executive, whether there will be Individual Goals for that Senior Executive;

•	the relative weighting between Company Goals and Individual Goals for any Senior Executive;

•	any maximum or minimum payout with respect to any of the Company Goals or Individual Goals;

•	whether any component of the Bonus is intended to qualify as Qualified Performance-Based Compensation; and

•	any other terms applicable to the Bonuses for any Senior Executives for that Performance Period.

         If the Bonus is intended to constitute Qualified Performance-Based Compensation, then the maximum amount payable under this Incentive Plan in respective of any one person for any one Performance Period as Bonuses shall not exceed an amount equal to 1% of the Company’s net sales for the fiscal year in which the Performance Period ends.

V.           Payment Criteria

Unless otherwise provided in any employment agreement between the Senior Executive and the Company or otherwise determined by the Administrator, a participant must be employed by Tempur-Pedic on the Bonus payment date with respect to the applicable Performance Period to be eligible to receive payment of an Award pursuant to this Incentive Plan.

    Except as noted above, all Bonus payments will be based on a participant’s base salary as in effect at the end of the Performance Period, subject to the maximum amount that may paid for awards intended to constitute Qualified Performance-Based Compensation as set forth above.  Bonus payments will be made by March 15 of the year following the Performance Period.  Bonus payments will be subject to all withholding required by applicable law.

Nothing in this Incentive Plan guarantees any Bonus payment will be made to any individual.  Receipt of a Bonus payment in one year does not guarantee eligibility in any future year.

VI.           Termination, Suspension or Modification and Interpretation of this Incentive Plan

Tempur-Pedic may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of this Incentive Plan at any time, with or without notice to the participant.  Tempur-Pedic reserves the exclusive right to determine eligibility to participate in this Incentive Plan and to interpret all applicable terms and conditions, including eligibility criteria.

VII.          Other

This document sets forth the terms of this Incentive Plan and is not intended to be a contract or employment agreement between the participant and Tempur-Pedic.  As applicable, it is understood that both any participant and Tempur-Pedic have the right to terminate the participant’s employment with Tempur-Pedic at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”

This Amended and Restated Incentive Plan amends and restates the Annual Incentive Bonus Plan for Senior Executives originally adopted on February 18, 2009 (the “Original Plan”).  Any Target Bonuses created prior to the approval by the stockholders of the Company of this Incentive Plan will be governed by the Original Plan.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com
.
TEMPUR-PEDIC INTERNATIONAL, INC.
Annual Meeting of Shareholders
May 4, 2010 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 24, 2010, and hereby appoint Bhaskar Rao and Dale E. Williams, each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of
Stockholders of Tempur-Pedic International Inc. to be held at 10:00 a.m., local time, on May 4, 2010 at the offices of Bingham McCutchen LLP, 13th Floor, One
Federal Street, Boston, Massachusetts 02110 or at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the
Annual meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the
Secretary of Tempur-Pedic International prior to the meeting or by filing with the Secretary of Tempur-Pedic International prior to the meeting a later-
dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Tempur-Pedic International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur-Pedic International
Inc. called for May 4, 2010, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS THE BOARD OF DIRECTORS
RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY
COME BEFORE THE MEETING.

Continued and to be signed on reverse side

                                             VOTE BY INTERNET   -  www.proxyvote.com
                                             Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.
                                             Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
TEMPUR-PEDIC INTERNATIONAL, INC ..
1713 JAGGIE FOX WAY
LEXINGTON, KY 40511
                                             Electronic Delivery of  Future PROXY MATERIALS
                                             If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years ..

                                             VOTE BY PHONE - 1-800-690-6903
                                             Use any touch-tone telephone to transmit your voting instructions up until 11:59
                                             P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and then follow the instructions.

                                             VOTE BY MAIL
                                             Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
                                             Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following proposal(s):

1.  Election of Directors  For Against Abstain
1a  Mark Sarvary      ☐ ☐ ☐

1b  Evelyn Dilsaver                   ☐ ☐ ☐
                                              The Board of Directors recommends you vote FOR
                                              the following proposal(s):                      For Against Abstain
1c  Francis A. Doyle                  ☐ ☐ ☐
                                              2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS   ☐ ☐ ☐

1d  John Heil                       ☐ ☐ ☐
                                              3. PROPOSAL TO APPROVE THE COMPANY'S AMENDED AND
                                              RESTATED ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES   ☐ ☐ ☐
1e  Peter K. Hoffman                 ☐ ☐ ☐

1f  Sir Paul Judge                       ☐ ☐ ☐

1g  Nancy F. Koehn                  ☐ ☐ ☐

1i  P. Andrews McLane            ☐ ☐ ☐

1j  Robert B, Trussell, Jr.           ☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date